UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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CUBESMART
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5 Old Lancaster Road
 Malvern, Pennsylvania 19355

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 11, 2021

Dear Shareholder:

You are cordially invited to attend our 2021 annual meeting of shareholders to be held on May 11, 2021, at 8:00 a.m., Eastern Time, at the offices of CubeSmart, 5 Old Lancaster Road, Malvern, Pennsylvania 19355, for the following purposes:

1.	To elect as Trustees, the eight individuals named in the accompanying proxy statement to serve until our 2022 annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021;

3.	To cast an advisory vote to approve our executive compensation;

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 15, 2021 will be entitled to notice of and to vote at the meeting.

The health and well-being of our shareholders is a high priority. Should we conclude that concerns relating to the impact of the COVID-19 pandemic make it advisable for us to hold the 2021 annual meeting at a different location or solely by means of remote communication (i.e., a virtual-only meeting), we will announce the decision in advance, and will provide information on such an alternative meeting on our website at www.cubesmart.com under “Investor Relations.” Please check our website periodically prior to the meeting date.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote your shares electronically via the Internet, by telephone or, if you receive a paper copy of the proxy materials, by signing, dating and completing the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically via the Internet, by telephone, or by returning your proxy card in advance of the meeting does not deprive you of your right to attend the meeting. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or via the Internet. Our Proxy Statement includes additional instructions on voting procedures for shareholders whose shares are held by a brokerage firm or other custodian.

By Order of the Board of Trustees,

Malvern, Pennsylvania	Jeffrey P. Foster, Secretary
March 31, 2021

5 Old Lancaster Road
 Malvern, Pennsylvania 19355

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING
OF SHAREHOLDERS

The Board of Trustees of CubeSmart (the “Board”) is soliciting proxies to be voted at the annual meeting of shareholders to be held on May 11, 2021, at 8:00 a.m., Eastern Time, and at any adjournment or postponement of the meeting. This proxy statement, the form of proxy and our 2020 Annual Report on Form 10-K are first being furnished to shareholders and made available electronically on our website at www.cubesmart.com under “Investor Relations” beginning on or about March 31, 2021.

At the meeting, we will ask the holders of record of our common shares of beneficial interest as of the close of business on March 15, 2021 to consider and vote on the proposals listed below:

1.	To elect as Trustees, the eight individuals named in this proxy statement to serve until our 2022 annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021;

3.	To cast an advisory vote to approve our executive compensation;

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Trustees knows of no other business that will be presented for consideration at the meeting. If any other matter should be properly presented at the meeting or any adjournment or postponement of the meeting for action by the shareholders, the persons named in the proxy form will vote the proxy in accordance with their best judgment on such matter.

The health and well-being of our shareholders is a high priority. Should we conclude that concerns relating to the impact of the coronavirus outbreak (COVID-19) make it advisable for us to hold the 2021 annual meeting at a different location or solely by means of remote communication (i.e., a virtual-only meeting), we will announce the decision in advance, and will provide information on such an alternative meeting on our website at www.cubesmart.com under “Investor Relations.” Please check our website periodically prior to the meeting date.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholders Meeting to Be Held on May 11, 2021

This proxy statement, the form of proxy and our 2020 Annual Report to Shareholders are available at http://investors.cubesmart.com/sec-filings/documents/default.aspx

ABOUT THE MEETING

Introduction; Proposals for Shareholder Consideration.

We have provided to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, at no charge, you should follow the instructions for requesting such materials in the Notice.

This proxy statement and the form of proxy, which are first being furnished to shareholders on or about March 31, 2021, contain information related to the solicitation of proxies for use at our 2021 annual meeting of shareholders, to be held on May 11, 2021, at 8:00 a.m., Eastern Time, at the offices of CubeSmart, 5 Old Lancaster Road, Malvern, Pennsylvania 19355, for the following proposals:

1.	To elect as Trustees, the eight individuals named in this Proxy Statement to serve until our 2022 annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021;

3.	To cast an advisory vote to approve our executive compensation;

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

This solicitation is made by CubeSmart on behalf of our Board of Trustees. “We,” “our,” “us” and the “Company” refer to CubeSmart, a Maryland real estate investment trust (“REIT”).

What are the Board’s recommendations?

Our Board recommends that you vote:

•	FOR the election of the eight individuals named in this proxy statement to serve as Trustees until our 2022 annual meeting of shareholders and until their successors are duly elected and qualified;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021;

•	FOR the approval, on an advisory basis, of our executive compensation.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 15, 2021, the record date for the annual meeting, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. Our common shares are the only class of securities entitled to vote at the meeting. As of the record date, there were 200,317,609 common shares outstanding.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 15, 2021, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of March 15, 2021, or a legal proxy from your broker.

What will constitute a quorum at the annual meeting?

A quorum is required to hold a valid meeting of our shareholders. The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on March 15, 2021 will constitute a quorum, permitting the shareholders to conduct business at the meeting. The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the meeting for the purpose of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum, but will not be voted with respect to that matter.

How do I vote my shares that are held by my bank or broker?

If your shares are held by a bank or broker, you should follow the voting instructions provided to you by the bank or broker. Although most banks and brokers offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements. If you do not provide voting instructions to your bank or broker, your shares are referred to as “uninstructed shares.” Whether your bank or broker has the discretion to vote these shares on your behalf depends on the ballot item. Under the rules of the New York Stock Exchange (the “NYSE”), your bank or broker does not have discretion to vote uninstructed shares on non-routine matters, such as Proposals 1 and 3 and as such, may not vote uninstructed shares on such proposals. However, your bank or broker has discretion to vote your shares on routine matters, such as Proposal 2.

What vote is required to approve each proposal?

Voting Rights Generally. Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Shareholders have no cumulative voting rights. Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the vote and, consistent with our record of shareowner engagement, will take the result into account in making a determination concerning executive compensation.

Proposal 1: Election of Trustees. Trustees are elected by a plurality of the votes cast at the annual meeting. Shareholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. “Votes cast” exclude abstentions and any votes withheld by banks or brokers in the absence of instructions from street-name holders (“broker non-votes”). Abstentions and broker non-votes will therefore have no effect on the outcome of the vote on this proposal.

Proposal 2: Ratification of KPMG LLP as our Independent Registered Public Accounting Firm. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 requires the affirmative vote of a majority of all votes cast on this proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal). Accordingly, abstentions will have no effect on the outcome of the vote on this proposal.

Proposal 3: Advisory Vote on Executive Compensation. Approval, on an advisory basis, of our executive compensation requires the affirmative vote of a majority of all votes cast on this proposal. Abstentions and broker non-votes will therefore have no effect on the outcome of the vote on this proposal.

How do I vote if I am the record holder of my shares?

If you are a shareholder of record, there are several ways for you to vote your common shares at the annual meeting:

Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day until 11:59 p.m. Eastern Time on the day before the annual meeting, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

Voting by Mail. If you choose to vote by mail, simply complete the accompanying proxy card, date and sign it, and return it in the postage-paid envelope provided not later than the annual meeting date.

Voting by Telephone. You may vote your shares by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries. Telephone voting is available 24 hours a day until 11:59 p.m. Eastern Time on the day before the annual meeting, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

In Person Attendance. You may vote your shares in person at the annual meeting. Even if you plan to attend the annual meeting in person, we recommend that you submit the accompanying proxy card or voting instructions, or vote by telephone or via the Internet, by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting.

May I change my vote after I return my proxy?

Yes. You may revoke a previously granted proxy at any time before it is exercised by submitting to the Secretary, CubeSmart, 5 Old Lancaster Road, Malvern, Pennsylvania 19355, a notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

How are proxy votes counted?

If you vote your common shares by completing the accompanying proxy card, or by voting on the Internet or by phone, and you do not revoke such proxy, your shares will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm, “FOR” the approval on an advisory basis of our executive compensation, and as recommended by our Board of Trustees with regard to any other matters which may properly come before the annual meeting, or, if no such recommendation is given, the persons designated as proxy holders on the proxy card will vote in accordance with their best judgment on such matter.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you should vote each of your accounts by Internet, phone or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. We hired Georgeson Inc. to serve as our proxy solicitors at a cost of $7,800. In addition to soliciting proxies by mail, our officers, Trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We anticipate that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals and that we will reimburse such persons’ out-of-pocket expenses.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results for Proposals 1 through 3 will be reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days following the annual meeting.

How can I obtain the Company’s Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is available electronically on our website at http://investors.cubesmart.com/sec-filings/documents/default.aspx. Our 2020 Annual Report on Form 10-K is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

If you wish to have printed copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as a copy of any exhibit specifically requested, or printed copies of this proxy statement, we will mail these documents to you without charge. Requests should be sent to: Secretary, CubeSmart, 5 Old Lancaster Road, Malvern, Pennsylvania 19355. Our 2020 Annual Report on Form 10-K has been filed with the SEC and may be accessed from the SEC’s homepage at www.sec.gov.

Will the coronavirus outbreak (COVID-19) affect the meeting or cause it to be cancelled or postponed?

The health and well-being of our shareholders is a high priority. The Company will follow all applicable state and local requirements regarding social distancing during the meeting. Face coverings or masks will be required to be worn during the meeting. Should we conclude that concerns relating to the impact of the coronavirus outbreak (COVID-19) make it advisable for us to hold the 2021 annual meeting at a different location or solely by means of remote communication (i.e., a virtual-only meeting), we will announce the decision in advance, and will provide information on such an alternative meeting on our website at www.cubesmart.com under “Investor Relations.” Please check our website periodically prior to the meeting date.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting, these proxy materials or your ownership of our common shares, please contact our Secretary by telephone at (610) 535-5000 or by fax at (610) 956-1755.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of eight Trustees. The term of each Trustee expires at the annual meeting. Our Board, upon the recommendation of its Corporate Governance and Nominating Committee, has nominated all eight of the current Trustees for re-election: Piero Bussani, Dorothy Dowling, John W. Fain, Marianne M. Keler, Christopher P. Marr, John F. Remondi, Jeffrey F. Rogatz and Deborah R. Salzberg.

The Board of Trustees recommends that shareholders vote in favor of the election of each of the eight nominees to serve as Trustees until the 2022 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the Trustee nominees and us, the Board of Trustees affirmatively determined that seven of the eight nominees (Piero Bussani, Dorothy Dowling, John W. Fain, Marianne M. Keler, John F. Remondi, Jeffrey F. Rogatz and Deborah R. Salzberg) are “independent” Trustees under the rules of the NYSE. See “Corporate Governance — Independence of Trustees.”

The Board of Trustees knows of no reason why any nominee would be unable or unwilling to serve as a Trustee. If any nominee is unable or unwilling to serve, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may decrease the size of our Board of Trustees, as permitted by the Bylaws of CubeSmart (the “Bylaws”). Each nominee has consented to be named in this proxy statement and has agreed to serve if elected.

When considering whether nominees for Trustee have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Trustees to fulfill its oversight responsibilities effectively in light of our business and structure, the Corporate Governance and Nominating Committee and the Board of Trustees focused primarily on the information summarized in each of the Trustees’ individual biographies set forth below.

Nominees for Election

Snapshot of Board Composition

The table below presents a snapshot of the expected composition of the Board of Trustees.

Total number of Trustees	8
Percentage of independent Trustees	87.5%
Percentage of female Trustees	37.5%
Average age of independent Trustees	62
Average tenure of Trustees (years)	9.4
Percentage of Trustees with CEO experience	25%
Percentage of Trustees with CFO experience	37.5%
Percentage of Audit Committee members designated as “audit committee financial experts”	100%

Snapshot of Corporate Governance Practices

The table below presents a snapshot of other corporate governance policies.

Annual election of Trustees	Yes
Regular executive sessions of independent Trustees	Yes
Annual board and committee self-evaluations	Yes
Code of Business Conduct and Ethics for employees and Trustees	Yes
Share ownership guidelines for Company officers	Yes
Share ownership guidelines for Trustees	Yes
Anti-hedging and anti-pledging policies	Yes

Trustee Nominees for Election to Term Expiring 2022

The following tables and biographical descriptions set forth certain information with respect to each nominee for election as a Trustee at the annual meeting.

Trustee Nominees	Age	Principal Occupation	Trustee Since
Piero Bussani	56	Chief Legal Officer and Global Head – Legal and Risk for ReVantage Corporate Services	2010
Dorothy Dowling	64	Chief Marketing Officer and Senior Vice President of Sales for BWH Hotel Group	2017
John W. Fain	67	Retired Senior Officer at Overnite Transportation Company	2012
Marianne M. Keler	66	Former General Counsel at Sallie Mae	2007
Christopher P. Marr	56	President and Chief Executive Officer	2014
John F. Remondi	59	President, Chief Executive Officer and Director of Navient	2009
Jeffrey F. Rogatz	59	Managing Director with Robert W. Baird & Co	2011
Deborah R. Salzberg	67	Partner, RMS Investment Group	2013

We have summarized below the backgrounds and principal occupations of each of our nominees for Trustee and the period during which he or she has served as a Trustee.

Piero Bussani has served as a Trustee since February 2010. Since August 2017, Mr. Bussani has served as Chief Legal Officer and Global Head – Legal and Risk for Blackstone Group’s real estate platform, ReVantage Corporate Services. He previously served as Managing Director and Chief Legal officer for Digital Bridge Holdings, LLC beginning in November 2015. Prior to Digital Bridge, Mr. Bussani was an executive with several Blackstone-owned real estate companies, including serving as Chief Legal Officer and Executive Vice President for Invitation Homes from 2013 through 2015; General Counsel and Executive Vice President of LXR Luxury Resorts & Hotels from 2004 through 2013; and General Counsel and Executive Vice President of Development for Extended Stay Hotels from 1996 through 2004. Mr. Bussani started his career as an associate in the litigation and real estate groups of the law firm Arent Fox Kintner Plotkin & Kahn in Washington, D.C. where he worked from 1991 through 1995.

Relevant Areas of Experience: Mr. Bussani has significant experience as a general counsel across various real estate asset classes including in the hospitality, multi-family, residential single family home, retail and industrial sectors. This combined business and legal experience includes leasing, property management, customer retention, occupancy, and risk mitigation.

Dorothy Dowling has served as a Trustee since July 2017. Ms. Dowling is the Chief Marketing Officer and Senior Vice President of Sales for BWH Hotel Group, a private hotel brand with a global network of more than 4,100 hotel properties in more than 110 countries. Prior to joining BWH Hotel Group, formerly Best Western Hotels and Resorts, in November 2004, Ms. Dowling worked for ARAMARK as the Vice President of Operations for Parks and Attractions. From March 2001 through December 2002, Ms. Dowling was President and COO of Travelodge Canada. Ms. Dowling has held other executive and leadership positions with Royal Host REIT, a lodging real estate investment trust, Travelodge, Inc. and Forte Hotels. Ms. Dowling received her undergraduate and master’s degrees from the University of Waterloo in Waterloo, Canada. In addition, Ms. Dowling is a member of several hospitality and lodging trade groups, including service as a board member of the Global Business Travel Association and President of the GBTA Allied Leadership Council.

Relevant Areas of Experience: Ms. Dowling has significant experience as a senior executive in the hospitality and travel industries with a focus on digital and information technologies, customer service and retention and marketing.

John W. Fain has served as a Trustee since May 2012. Mr. Fain served in various capacities at Overnite Transportation Company – now a part of UPS Freight, a subsidiary of UPS - including Senior Vice President – Sales and Marketing (1998 to 2012), Senior Vice President – Operations (1995 to 1998), and General Counsel (1982 to 1992). Mr. Fain was an associate, practicing real estate law, at McGuire Woods from 1978 until 1982. Mr. Fain is a member of the board of directors of the Virginia Trucking Association and the Greater Richmond YMCA (on which he has served as a chairman emeritus since 2002), Mr. Fain also served as a director and member of the audit and compensation committees of the Virginia Business Bank until June 2011.

Relevant Areas of Experience: Mr. Fain has knowledge and experience in the transportation and logistics arena. In addition, Mr. Fain has also gained knowledge of our industry through his real estate law practice and his involvement in the operation and management of a large, logistics organization with multiple facilities nationwide.

Marianne M. Keler has served as our Chair of the Board of Trustees since May 2018 and as a trustee since March 2007. From 1985 to February 2006, Ms. Keler served in various positions with SLM Corporation (Sallie Mae, Nasdaq: SLM) and has been a member of the Sallie Mae board of directors since April 2014. She served as Sallie Mae’s General Counsel from 1997 to 2004 and was Executive Vice President for Corporate Strategy, Consumer Lending and Administration from 2005 to 2006. Ms. Keler was an attorney at the U.S. Securities and Exchange Commission from 1981 to 1984. She is a partner of Keler & Kershow, a private law firm. Ms. Keler currently chairs two non-profit boards: Building Pathways, a charter school incubator, and IAU College in Aix-en-Provence, a study abroad institute.

Relevant Areas of Experience: Ms. Keler has extensive finance, merger and acquisition, management, governance and risk management experience, including over 20 years of service as a senior corporate officer at a Fortune 100 financial services company.

Christopher P. Marr has been President and Chief Executive Officer of CubeSmart since January 1, 2014. Previously, Mr. Marr served as President, Chief Operating Officer, and Chief Investment Officer of the Company, having assumed the President and Chief Investment Officer roles in 2008 and, additionally, the Chief Operating Officer role in May 2012. Mr. Marr joined the Company in 2006, serving as Chief Financial Officer and Treasurer until November 2008. Prior to joining CubeSmart, Mr. Marr was Senior Vice President and Chief Financial Officer of Brandywine Realty Trust, a publicly-traded office REIT, from August 2002 to June 2006. Prior to joining Brandywine Realty Trust, Mr. Marr served as Chief Financial Officer of Storage USA, Inc., a publicly-traded self-storage REIT, from 1998 to 2002. Mr. Marr currently serves on the board of STAG Industrial, Inc., a publicly-traded industrial REIT.

Relevant Areas of Experience: Mr. Marr has experience with boards of directors and real estate investment trusts and, in particular, knowledge and experience in the self-storage industry. Mr. Marr has gained extensive knowledge of our business through his service to our Company since 2006 and his position with Storage USA, Inc.

John F. Remondi has served as a Trustee since November 2009. Mr. Remondi is President, Chief Executive Officer and a member of the board of directors of Navient, the nation’s leading loan servicing, management and asset recovery company. In May 2014, Navient was spun-off from Sallie Mae, formally known as SLM Corporation. Mr. Remondi was Sallie Mae’s President & Chief Executive Officer from May 2013 to April 2014. Prior to rejoining SLM in 2008, Mr. Remondi served as Portfolio Manager to PAR Capital Management Corp. in Boston, Massachusetts, from 2005 to 2008. From 1999 to 2005, Mr. Remondi served in several financial positions with SLM, including Executive Vice President, Corporate Finance. In addition to his experience at SLM Corporation, Mr. Remondi served in corporate finance positions with New England Education Loan Marketing Corporation and BayBank Boston. Mr. Remondi is the Chairman of the Board of Directors of RIF — Reading is Fundamental as well as a member of the board of directors for Nellie Mae Education Foundation.

Relevant Areas of Experience: Mr. Remondi has considerable financial management experience, including service as chief executive officer and chief financial officer at a Fortune 100 financial services company.

Jeffrey F. Rogatz has served as a Trustee since January 2011. Mr. Rogatz is Managing Director with Robert W. Baird & Co., an investment banking firm. Previously, Mr. Rogatz was the co-founder of Palladian Realty Capital, which provides consulting and advisory services to public and private real estate companies. In addition to Palladian Realty Capital, Mr. Rogatz was the founder and President of Triangle Real Estate Advisors LLC, a real estate asset management company, which is the manager of Triangle Real Estate Securities Fund LLC. Mr. Rogatz is also founder and President of Ridgeway Capital LLC, a real estate investment and advisory firm that invests in office, industrial and retail leased assets in the Mid-Atlantic area. Prior to founding Ridgeway Capital in 2001, Mr. Rogatz was Chief Financial Officer of Brandywine Realty Trust, an NYSE-listed real estate investment trust. Prior to joining Brandywine in 1999, Mr. Rogatz was a managing director and head of the REIT practice for Legg Mason Wood Walker, Incorporated. Mr. Rogatz was a member of the Board of Directors of CapLease, Inc., a publicly-traded diversified real estate investment trust, until its sale in 2013. Currently Mr. Rogatz is a member of the William and Mary Business School Foundation Board.

Relevant Areas of Experience: Mr. Rogatz has experience serving on boards of directors and has knowledge and experience working with real estate investment trusts. Mr. Rogatz has also gained knowledge of our industry as a result his involvement in real estate ownership, strategy, operation and investment through his roles with Palladian Realty Capital and Triangle Real Estate Advisors, LLC.

Deborah R. Salzberg has served as a Trustee since May 2013. Ms. Salzberg is a Partner at RMS Investment Group, a family office specializing in real estate and financial investing. Ms. Salzberg has spent the past 35 years active in the real estate sector, most recently serving as the DC Region Chair of Brookfield Properties. Prior to joining Brookfield, Ms. Salzberg was President of Forest City Washington, Inc., a division of Forest City Realty Trust, a national real estate firm that specialized in the development, construction, ownership and management of mixed-use, commercial, and residential projects. Ms. Salzberg began her professional career as a trial attorney in the Civil Division of the U.S. Department of Justice. She serves on the board of Capital Bank and is on the Board of Trustees for Kenyon College, The Foundation for National Archives and Planet Word. Ms. Salzberg is a member of the Real Estate Advisory Committee (REAC) for the New York State Common Retirement Fund, a member of the board of the University of Pennsylvania Institute of Urban Research and is the Chairman of the Federal City Council.

Relevant Areas of Experience: Ms. Salzberg has experience serving on boards of directors and has knowledge and experience in the planning, development, construction and management of new construction, adaptive re-use and redeveloped real estate projects through her prior roles and responsibilities with Brookfield and Forest City Washington, Inc.

OUR BOARD OF TRUSTEES UNANIMOUSLY

RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Documents

Our Board of Trustees maintains corporate governance guidelines and a code of business conduct and ethics. To view the corporate governance guidelines and Code of Business Conduct and Ethics, as well as the charters of each of the committees of the Board, please visit our website at www.cubesmart.com. Each of these documents is also available in print, free of charge, to any shareholder who requests them in writing to the Secretary, CubeSmart, 5 Old Lancaster Road, Malvern, Pennsylvania 19355.

Independence of Trustees

NYSE listing standards require listed companies to have a majority of independent board members and to have each of the nominating/corporate governance, compensation and audit committees comprised solely of independent Trustees. Under the listing standards and other independence requirements of the NYSE, in order for a Trustee to qualify as “independent,” our Board of Trustees must affirmatively determine that the Trustee has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The NYSE rules currently provide that a Trustee who has any of the following relationships or arrangements will not qualify as independent:

•	The Trustee is, or has been within the last three years, an employee of ours, or an immediate family member of the Trustee is, or has been within the last three years, an executive officer of ours.

•	The Trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (excluding compensation in the form of Board fees and Board committee fees and pension or other forms of deferred compensation not contingent on continued service).

•	(A) The Trustee or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the Trustee is a current employee of such a firm; (C) the Trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

•	The Trustee or an immediate family member of the Trustee is, or has been within the last three years, employed as an executive officer of another company where any of our present named executive officers at the same time serves or served on that company’s compensation committee.

•	The Trustee is a current employee, or an immediate family member of the Trustee is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Our Board of Trustees evaluated the status of each Trustee who served on our Board during 2020. After broadly considering all facts and circumstances (including Mr. Rogatz’s affiliation with Robert W. Baird & Co.), our Board of Trustees affirmatively determined that each of our Trustees (other than Mr. Marr) meets the independence requirements of the NYSE because each has no known relationship (material or otherwise) with us. Our Board determined that Mr. Marr is not independent because of his current position with us as a named executive officer.

Hedging Policy; Restriction on Pledges

Our officers and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares. In addition, in February 2013, we changed our restrictive policy on pledges of Company securities to prohibit officers and Trustees from pledging Company securities. None of our current Trustees or named executive officers have pledged Company securities.

Oversight of Risk Management

Risk is inherent in business. We are exposed to a number of risks and we regularly identify, evaluate and develop enterprise-based plans to manage them effectively. Our Board of Trustees and management consider risk for these purposes to be the possibility that an undesired event could occur that adversely affects the achievement of our objectives. Risks vary in many ways, including the ability of the Company to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the Company to control the risk and the potential adverse impacts. A discussion of particular risks identified by the Company is included in our most recent Annual Report on Form 10-K filed with the SEC on February 26, 2021.

Our Board of Trustees and the relevant Board Committees (defined below) that report on their deliberations to the Board have oversight of our risk management policies and procedures. In addition, our President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Legal Officer are directly responsible for our enterprise risk management function and report to our Board of Trustees and the relevant Board Committees in this regard to discuss the risks facing us, highlight any new risks that may have arisen since they last met and develop programs and recommendations to determine the sufficiency of risk identification and the appropriate manner in which to control risk. The relevant Board Committees then report their discussions with the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Legal Officer regarding our risk management efforts to our Board of Trustees for consideration. Our Board of Trustees and its Board Committees oversee risks associated with their respective principal areas of focus as summarized below:

Board Committee	Primary Area of Risk Oversight
Audit	Risks and exposures associated with financial and regulatory matters, particularly financial reporting, tax, accounting, cyber security, disclosure, internal controls over financial reporting, financial policies, investment guidelines, material litigation and credit and liquidity matters.
Corporate Governance and Nominating	Risks and exposures associated with leadership and succession planning, as well as environmental, social, reputational and corporate governance matters.
Compensation	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans. See “Compensation Discussion and Analysis.”

In fulfilling their risk management responsibilities, our President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Legal Officer have developed management reporting processes that are designed to provide visibility to the Board about the identification, assessment, management and mitigation of critical risks. Our President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Legal Officer work closely with members of executive and senior management, the heads of each Company department, and financial and accounting staff to maintain these management reporting processes. Not less than quarterly, the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Legal Officer conduct a risk disclosure meeting with all members of senior management and the heads of each Company department to discuss financial (accounting, credit, liquidity and tax), legal, regulatory, technology, compliance and reputational risks. Our named executive officers also report directly to our Board on at least an annual basis to apprise them directly of our risk management efforts.

Members of our senior management also participate in the implementation of our risk management policy. Not less than annually, senior management and the heads of each Company department conduct a review of all enterprise risk management policies and procedures and recommend revisions to Company controls and policies. Finally, we retain outside consultants to review risks facing us and to recommend policies and programs to minimize the impact of any risks identified in connection with such review.

Risk Management and COVID-19

The unprecedented challenges presented by the COVID-19 pandemic tested our risk management practices as the Company faced impacts to our business, customers and most importantly, our teammates. During the onset of the pandemic, our executive and officer teams initially met twice a day to review the hundreds of federal, state and local emergency orders and regulations affecting our store and corporate operations. Through the collaborative efforts of our executive and officer teams, we were able to maintain our store operations and provide customer access for essential workers and businesses. We also developed health and safety plans for our store teammates to protect our teammates and customers from exposure to COVID-19. These plans included enhanced cleaning protocols, occupancy limits in our store offices, distribution of personal protective equipment to our store teammates, contactless transactions and requiring masks or face coverings at all Company properties. Our executive and officer teams continue to meet to review updated COVID-19 guidance and orders and continue to adapt our operating policies and processes to address the requirements of applicable COVID-19 requirements and to operate in our teammates’ interests. Through our risk management processes we have been able to evaluate the impacts of COVID-19 and address the risks presented by our continued operations during the pandemic. During the course of the pandemic, our Chief Executive Officer has provided regular updates to our Board of Trustees on our health and safety efforts.

Communications with the Board

Shareholders and other interested parties may communicate with the Board of Trustees or with the non-management Trustees, as a group or individually, by communicating directly with the Chair of the Board of Trustees. Please send any correspondence in writing to the “Chair of the Board” c/o Secretary of CubeSmart, 5 Old Lancaster Road, Malvern, Pennsylvania 19355, who will then directly forward your correspondence to the Chair of the Board of Trustees. The Chair will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

POLICIES AND PROCEDURES REGARDING REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Under our Declaration of Trust, we may enter into any contract or transaction with a Trustee, officer, employee or agent, or any person affiliated with any of them, in which such person has a material financial interest, provided that (i) the Board of Trustees is made aware of the interest and a majority of the disinterested Trustees approve or ratify the contract or transaction; (ii) our shareholders are made aware of the interest and holders of a majority of our outstanding shares entitled to vote (excluding shares owned by the interested party) approve or ratify the contract or transaction; or (iii) the contract or transaction is fair and reasonable to us. During 2020 and as of the date of this Proxy, the Company has no transactions with a related person.

As set forth in our corporate governance guidelines, our Board of Trustees adopted a policy providing that transactions with a Trustee who has a personal or financial interest (direct or indirect) should be scrutinized carefully to ensure that the transaction is in our best interests and will not otherwise create a conflict of interest. Without the approval of a majority of the disinterested Trustees, we will not enter into a transaction or arrangement (including utilizing the services of any Trustee to provide legal, accounting, financial, consulting or other similar services) in which a Trustee has a material personal or financial interest (direct or indirect). Whether an interest is a material personal or financial interest in a transaction or arrangement will be determined by the Board of Trustees on a case-by-case basis, but at a minimum a Trustee will be considered to have a material personal or financial interest in a transaction or arrangement if we would be required to disclose such transaction or arrangement in our proxy statement or in our Annual Report on Form 10-K. The interested Trustee will not participate in any Board discussion regarding the matter in which he or she has such an interest. For purposes of this policy, the disinterested Trustees will consider the interests of any entity with which a Trustee is affiliated, any immediate family member of a Trustee and any entity in which a Trustee’s immediate family member has a material interest.

Pursuant to its charter, our Corporate Governance and Nominating Committee is responsible for reviewing transactions and arrangements with our Trustees and making a recommendation to the Board of Trustees concerning such transactions and arrangements. The Corporate Governance and Nominating Committee maintains written procedures regarding general related party transactions and office lease agreements between the Company and related parties. Below is a description of the material features of these procedures, including types of transactions that are covered by them and the standards applied in evaluating transactions and arrangements with Trustees and named executive officers.

General Related Party Transaction Procedures

The General Related Party Transaction Procedures govern the review of transactions and arrangements in which Trustees or named executive officers may have a direct or indirect interest that, while not technically required to be approved by the disinterested Trustees under our declaration of trust or our corporate governance guidelines, may nonetheless be advisable to be reviewed and approved by the Corporate Governance and Nominating Committee to ensure that related party transactions are properly reviewed and, if necessary, approved first by the Corporate Governance and Nominating Committee, and if appropriate, by a majority of disinterested Trustees. The procedures outline: (i) requirements and procedures for Trustees and named executive officers to report any potential related party transaction to our compliance officer (currently, our Chief Legal Officer); (ii) the procedures our compliance officer follows in collecting and submitting to the Chair of the Corporate Governance and Nominating Committee information regarding potential related party transactions; (iii) the Corporate Governance and Nominating Committee’s process for reviewing and evaluating potential related party transactions; and (iv) the process used by the disinterested Trustees in reviewing and evaluating a potential related party transaction once approved by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may consult with legal counsel as it considers all of the information compiled by our compliance officer and evaluates material issues raised and factors relating to the transaction. The Corporate Governance and Nominating Committee determines whether it is appropriate and advisable for us to engage in the transaction on the basis of whether the transaction is fair, reasonable and in our best interests, and if so, whether the proposed transaction requires approval by the disinterested members of the Board of Trustees.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

Board of Trustees Meetings

Our Board of Trustees holds regular and special meetings throughout the year. During 2020, the Board of Trustees held seven meetings, including telephonic meetings. Each Trustee is expected to attend, in person or by telephone, all Board meetings and meetings of Board Committees on which he or she serves. During 2020, each Trustee attended at least 75% of the Board of Trustees and Board Committee meetings on which he or she served. Pursuant to our corporate governance guidelines, all of our Trustees are expected to attend our annual meetings of shareholders. All of our Trustees then serving on our Board attended our 2020 annual meeting of shareholders.

Non-Executive Chair of the Board; Executive Sessions

Although our corporate governance guidelines do not require the separation of the roles of Board Chair from the Chief Executive Officer, our Board presently believes that independent Board leadership is an important corporate governance practice. Marianne M. Keler serves as our Non-Executive Chair of the Board of Trustees. Christopher P. Marr serves as our President, Chief Executive Officer and as a Trustee. Separating the positions of Chair and Chief Executive Officer allows us to achieve independent oversight and evaluation of our senior management and assures effective communication between the Board of Trustees and senior management on corporate strategy, while simultaneously allowing our Chief Executive Officer to focus on growing our business and implementing our strategic business plans. Our Non-Executive Chair of the Board is charged primarily with:

•	presiding over meetings of our Board of Trustees and shareholders, including executive sessions of the non-management Trustees;

•	establishing an agenda and setting the timing and length for each Board meeting in collaboration with our Chief Executive Officer and other Trustees and meeting with our Chief Executive Officer following each meeting to discuss any open issues and follow-up items;

•	facilitating and coordinating communication among the non-management Trustees and our Chief Executive Officer and an open flow of information between management and our Board;

•	facilitating and coordinating communication among our shareholders and our Board;

•	periodically meeting with each non-management Trustee;

•	providing assistance to and consulting with our Chief Executive Officer, as necessary;

•	coordinating the periodic review of management’s strategic plan; and

•	performing such other duties and services as our Board may require.

Pursuant to our corporate governance guidelines and the independence requirements of the NYSE, in order to promote open discussion among independent Trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to sessions of non-management Trustees without management participation. The Chair of the Board presides over these sessions.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee (collectively, the “Board Committees”). All members of these committees are “independent” of us as that term is defined in the listing standards and other independence requirements of the NYSE. Our Board of Trustees has adopted a written charter for each of its Board Committees. The full text of each charter is available on our website, www.cubesmart.com, under “Investor Relations.” In addition, each charter is also available in print, free of charge, to any shareholder who requests a copy in writing to the Secretary, CubeSmart, 5 Old Lancaster Road, Malvern, Pennsylvania 19355.

The table below provides current membership information for each of the Board Committees and the number of meetings held by each committee during 2020:

Trustee	Audit	Compensation	Corporate Governance and Nominating
P. Bussani		X	X
D. Dowling		X	X
J.W. Fain	X	Chair
M.M. Keler
J.F. Remondi	X	X
J.F. Rogatz	X		Chair
D.R. Salzberg	Chair		X
Number of Meetings in 2020	5	4	4

Audit Committee

The principal purposes of the Audit Committee are to assist the Board of Trustees in the oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	oversight of the Company’s risk management policies that relate to the internal financial controls environment, financial reporting and disclosure controls, and cybersecurity.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and is also responsible for reviewing with our independent registered public accounting firm any audit problems or difficulties they encounter in the course of their audit. The Audit Committee is also charged with the tasks of reviewing our financial statements, any financial reporting issues and the adequacy of internal controls with management and our independent registered public accounting firm.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees determined that Ms. Salzberg (Chair) and Messrs. Fain, Remondi and Rogatz are each an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•	review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with our other independent Trustees, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent Trustees, the compensation of the other named executive officers;

•	review and recommend succession plans for our Chief Executive Officer;

•	make recommendations to the Board of Trustees regarding compensation of Trustees; and

•	recommend, implement and administer our incentive and equity-based compensation plans.

Our Compensation Committee’s primary responsibility is to determine and implement our compensation policies and practices. In connection with its review and approval of compensation levels and structure, the Compensation Committee has authority to approve grants of equity-based awards to our named executive officers, including our Chief Executive Officer, and our employees. With respect to compensation of our executives other than our Chief Executive Officer, the Compensation Committee considers recommendations made by our Chief Executive Officer with respect to compensation of our other named executive officers. In addition, the Board of Trustees has delegated to our Chief Executive Officer the authority to make one-time grants of equity-based awards to non-executive, newly hired or promoted employees in an amount not to exceed the equivalent of $100,000. Our Chief Executive Officer must regularly report to the Compensation Committee information concerning the grants that are made pursuant to this authority. The Board of Trustees has not delegated authority with respect to executive or Trustee compensation to any other group or person.

In carrying out its duties, the Compensation Committee has sole authority, pursuant to its charter, to retain advisors, including compensation consultants and legal counsel, to advise the Compensation Committee on executive compensation matters. The Compensation Committee also has authority to delegate to one or more subcommittees as it deems necessary and appropriate. In addition, the Compensation Committee has the authority to approve any such advisor’s or consultant’s fees and other terms of engagement. Since May 2011, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant, to review our compensation and benefits program, analyze competitive market compensation practices and make recommendations relating to our executive compensation programs. Our Compensation Committee assessed the independence of FW Cook under NYSE rules and concluded that the firm’s work for the Compensation Committee does not raise any conflict of interest. Factors considered by the Compensation Committee include: (i) whether other services are provided to us by FW Cook or its representatives; (ii) the amount of fees received by FW Cook from us as a percentage of its total revenue; (iii) policies of FW Cook designed to prevent conflicts of interest; (iv) the absence of any business or personal relationship of representatives of FW Cook or its representatives with a member of the Compensation Committee; (v) whether FW Cook or its representatives own any of our securities; and (vi) whether FW Cook or its representatives have any business or personal relationship with any of our named executive officers.

With respect to compensation of Trustees, our Compensation Committee has the authority to make recommendations to the Board of Trustees regarding compensation levels and structure. The Board of Trustees, however, has the ultimate authority to approve Trustee compensation levels and grants of equity-based awards to our Trustees.

The Compensation Committee currently consists of Messrs. Fain (Chair), Bussani and Remondi and Ms. Dowling. Each member of our Compensation Committee is independent within the meaning of the listing standards and other independence requirements of the NYSE.

Compensation Committee Interlocks and Insider Participation

Mr. Bussani, Mr. Fain, Mr. Remondi and Ms. Dowling served on the Compensation Committee during 2020. None of the members of the Compensation Committee during 2020 or as of the date of this proxy statement is or has been an officer or employee of ours and no named executive officer of ours served on the Compensation Committee or board of any company that employed any member of our Compensation Committee or Board of Trustees.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as Trustees;

•	recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of Trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•	develop, recommend, implement and monitor our corporate governance guidelines and our code of business conduct and ethics;

•	review any related party transactions and procedures for evaluating and approving such transactions;

•	oversee the evaluation of the Board of Trustees and management;

•	ensure that we are in compliance with all NYSE corporate governance listing requirements;

•	review and assess risks and exposures associated with our corporate policies and practices related to sustainability, corporate social responsibility and corporate governance matters; and

•	review and assess risks and exposures associated with the leadership of the Board and Board Committees.

The Board of Trustees has adopted a policy to be used for considering potential Trustee candidates to continue to ensure that our Board of Trustees consists of a diverse group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a Trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for Trustee must possess:

•	the highest professional and personal ethics and values;

•	a commitment to enhancing shareholder value;

•	broad experience at the policy-making level in business, government, education, technology or public interest;

•	a diverse mix of experiences, skills, backgrounds, insights, and perspectives collectively reflecting the strategic needs of the business and the nature of the environment in which the Company operates;

•	an ability to provide insights and practical wisdom based on experience and expertise;

•	a willingness and ability to devote adequate time and resources to diligently perform Board duties; service on boards of other public companies (in addition to the Company) should be limited to a reasonable number not to exceed three, provided that, in the case of the Chief Executive Officer, service on other boards (in addition to the Company) should not exceed two;

•	a reputation, both personal and professional, consistent with our image and reputation;

•	an ability to exercise sound judgment and make independent analytical inquiries;

•	an ability and commitment to comply with all policies of the Company applicable to trustees; and

•	independence; a majority of the Board consists of independent trustees as defined by the New York Stock Exchange.

In addition to the minimum qualifications listed above, the Corporate Governance and Nominating Committee believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

•	whether the person possesses specific expertise and familiarity with general issues affecting our business;

•	whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

•	whether the person would qualify as an “independent” Trustee under the listing standards and other independence requirements of the NYSE and our corporate governance guidelines;

•	the importance of continuity of the existing composition of the Board of Trustees; and

•	the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify Trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees, (c) the internal search process of the corporate secretary, (d) our shareholders, and (e) other interested parties. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified Trustee candidates. From time to time, the Corporate Governance and Nominating Committee retains the services of professional search firms and other advisors to identify potentially qualified candidates for the Board of Trustees.

As part of the identification process, the Corporate Governance and Nominating Committee determines the optimal size of the Board, assessing the future needs based on anticipated Trustee vacancies, the value of specific industry expertise and the willingness of existing Trustees to continue to serve as Trustees if re-nominated. Once a Trustee candidate has been identified, the Corporate Governance and Nominating Committee will evaluate the candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate, including without limitation the completion of a D&O Questionnaire and a background check. Existing Trustees who are being considered for re-nomination are re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending Trustee candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by shareholders in the same manner as all other Trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in the Bylaws. For more information see the section entitled “Other Matters — Shareholder Proposals and Nominations for the 2022 Annual Meeting” below.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee recommends to the Board of Trustees the nomination of a number of candidates equal to the number of Trustees expected to be elected at the next annual meeting of shareholders. The Board of Trustees selects the Trustee nominees for shareholders to consider and vote upon at the annual meeting.

The Corporate Governance and Nominating Committee currently consists of Mr. Rogatz (Chair), Mr. Bussani, Ms. Salzberg and Ms. Dowling. Each member of the Corporate Governance and Nominating Committee is independent under the listing standards and other independence requirements of the NYSE.

TRUSTEE COMPENSATION

Trustee Compensation Table for 2020

The table below shows the actual amounts paid to our Trustees for their service during 2020. As an employee of the Company, Mr. Marr did not receive compensation for his service as a Trustee. Compensation paid to Mr. Marr can be found in the table captioned “Summary Compensation Table.”

Trustee	Fees Earned or Paid in Cash (1)	Share Awards (2)	All Other Compensation (3)	Total
M.M. Keler	$110,000	$95,409	$4,640	$210,049
J.F. Remondi	$80,000	$95,409	$4,640	$180,049
P. Bussani	$77,500	$95,409	$4,640	$177,549
J. Rogatz	$85,000	$95,409	$8,548	$188,957
J.W. Fain	$75,000	$95,409	$5,673	$176,082
D.R. Salzberg	$97,500	$95,409	$4,640	$197,549
D. Dowling	$38,750	$95,409	$6,241	$140,400

(1)	Includes fees paid in connection with: (a) the annual retainer for service on the Board; (b) the annual retainer for service on the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, as applicable; and (c) the annual retainer for the Chair of the Board of Trustees and the Chair of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, as applicable.

(2)	On May 12, 2020, each then serving Trustee was granted 3,899 restricted shares which vest one year from the grant date. The amounts listed in this column reflect the grant date fair value of the award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 16, “Share-Based Compensation Plans,” in the Notes to Consolidated Financial Statements included in our most recent Annual Report on Form 10-K filed with the SEC on February 26, 2021. As of December 31, 2020, each of the then non-employee Trustees named above had 3,899 unvested restricted shares.

(3)	All other compensation includes dividends paid on unvested restricted shares, deferred shares under the 2006 CubeSmart Trustees Deferred Compensation Plan and dividend equivalents paid on phantom shares issued under the 2008 Amended CubeSmart Trustees Deferred Compensation Plan. See “Trustees Deferred Compensation Plan” below.

The Compensation Committee of our Board of Trustees has responsibility to periodically review compensation policies and practices applicable to members of our Board of Trustees.  Pursuant to its charter, the Compensation Committee has the sole authority to retain independent compensation consultants, advisors and legal counsel to advise the Compensation Committee on compensation policies and practices applicable to members of our Board of Trustees.  Since May 2011, the Compensation Committee has retained FW Cook, an independent compensation consultant, to review and analyze compensation practices of comparative boards of directors or trustees and make recommendations relating to our trustee compensation programs.   The Compensation Committee reviews our Trustee compensation programs with the compensation consultant on an annual basis.

Cash Compensation

For 2020, cash compensation to our independent Trustees consisted of the following payments: (i) annual retainer for service on the Board of $60,000; (ii) annual retainer of $50,000 for the Chair of the Board of Trustees; (iii) annual retainer of $30,000 for service as the Chair of the Audit Committee; (iv) annual retainer of $30,000 for service as Chair of the Compensation Committee; (v) annual retainer of $15,000 for service as Chair of the Corporate Governance and Nominating Committee; (vi) an additional annual retainer of $10,000 for service as a member of each of the Audit Committee or Compensation Committee; and (vii) an additional annual retainer of $7,500 for service as a member of the Corporate Governance and Nominating Committee. Non-employee Trustees may receive additional fees for service on strategic initiatives or other special committees that the Board of Trustees may from time to time establish.

Equity Awards

In addition to the cash compensation paid to independent Trustees for their Board service, on May 12, 2020 we granted to each independent Trustee a time-based restricted share grant with a target value of $100,000. The number of restricted shares granted pursuant to the Trustee grant was determined by taking the target value of $100,000 divided by the average of the trailing 30-day closing price for our common shares preceding the date of grant. Each Trustee received 3,899 restricted shares with an aggregate value for each Trustee of $95,409 based on the closing share price as of the grant date. The restricted shares granted to our Trustees will vest on the earlier of the first anniversary of the grant date or the Company’s annual meeting of shareholders in 2021. Beginning with compensation for 2019, each of our independent Trustees may also elect to receive all or a portion of the cash compensation described above in the form of restricted shares, which restricted shares will be added to the annual restricted share grant described above, using the amount of cash compensation that is so elected to be received in restricted shares as the target value of such grant.

Trustees Deferred Compensation Plan

In December 2006, our Board of Trustees approved the CubeSmart Trustees Deferred Compensation Plan (the “Deferred Trustees Plan”), which was amended in December 2008 in order to bring such plan into compliance with Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”). New deferrals under the former deferred compensation plan were suspended upon adoption of the Deferred Trustees Plan. At December 31, 2020, no deferred shares were outstanding under the former plan.

Pursuant to the Deferred Trustees Plan, the Board of Trustees designated non-employee Trustees as eligible participants. Participants may elect each plan year to defer all or a portion of their cash compensation and have such amounts credited to accounts until distributed in accordance with the plan and the participants’ distribution elections. Each distribution account is credited with the returns of the investment options selected by plan participants, which include investment options that are available in our 401(k) plan, or such other investment funds as the Board of Trustees may designate from time to time. At December 31, 2020, no phantom shares were allocated to the accounts of plan participants, including phantom shares resulting from reinvestment of dividend equivalents.

NAMED EXECUTIVE OFFICERS

Current Named Executive Officers

Set forth below is background information on each of our named executive officers as of March 31, 2021, other than Mr. Marr, whose background is described above under “Proposal 1: Election of Trustees — Trustee Nominees for Election to Term Expiring 2022.”

Timothy M. Martin, 50, has served as our Chief Financial Officer and Treasurer since November 2008. Mr. Martin served as our Senior Vice President and Chief Accounting Officer from December 2006 to November 2008. He previously was employed by Brandywine Realty Trust from 1997 to 2006, serving in various roles including Principal Financial Officer, Chief Accounting Officer and Director of Financial Analysis. Prior to joining Brandywine, Mr. Martin served as a member of the audit staff of Arthur Andersen, LLP’s Philadelphia office, specializing in real estate.

Joel D. Keaton, 51, has served as our Chief Operating Officer since 2020. From 2014 to 2019, he served as our Senior Vice President of Operations. He is responsible for our operations functions, including the day-to-day operations of the stores, the national sales center, revenue management, marketing and information technology. Mr. Keaton joined the Company in 2010 as Director of Revenue Management and in 2011 was promoted to Vice President of Marketing. Prior to joining the Company, Mr. Keaton served as Vice President of Operations at United Stor-All Management from 2006 to 2010. From 1993 to 2006, Mr. Keaton worked in various operations related roles at Storage USA, and its successor Extra Space Storage.

Jeffrey P. Foster, 51, has served as our Chief Legal Officer and Secretary since February 2009. From April 2003 to February 2009, Mr. Foster served as Senior Vice President of Real Estate Transactions and Associate General Counsel of Gramercy Property Trust. Prior to joining Gramercy Property Trust, Mr. Foster was an associate with Morgan, Lewis & Bockius LLP from 1999 to 2003.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Respectfully submitted,

The Compensation Committee of the Board of Trustees

John W. Fain, Chair
Piero Bussani
John F. Remondi
Dorothy Dowling

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee determines the compensation for our named executive officers, sets corporate goals and objectives with respect to executive compensation, evaluates performance against those goals and objectives, and determines the appropriate level and structure of executive compensation based on its evaluation. In carrying out these duties during 2020, the Compensation Committee considered, among other things, analyses prepared by independent compensation consultant FW Cook, which the Compensation Committee initially engaged in May 2011 as an independent compensation consultant to advise regarding our executive compensation programs. Our philosophy with respect to, and our objectives in setting, executive compensation are discussed below. As a part of this discussion, we also outline the elements of compensation awarded to, earned by or paid to the named executive officers.

Compensation Philosophy and Objectives

We desire to build and maintain a superior executive management team to forge our business strategy and lead us to profitable growth. We believe success in accomplishing these goals will, in part, depend on the effectiveness of our executive compensation programs, which are designed to compensate and reward named executive officers for the achievement of corporate goals and desired business results and for their individual contributions in the execution of our business strategy. Excellence in corporate and individual performance is our primary objective, and tying a significant portion of overall executive compensation to the achievement of our corporate goals is our philosophy. The Compensation Committee believes that the most effective executive compensation programs are designed to reward the achievement of specific annual, long-term and strategic goals that align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.

In setting executive compensation, we endeavor to:

•	provide compensation that is sufficient to attract and retain the very best possible executive talent;

•	provide a significant portion of total compensation linked to achieving performance goals that we believe will create shareholder value in the short and long-term to ensure that named executive officers maintain an ongoing personal stake in our company; and

•	encourage named executive officers to achieve superior individual performance.

The following is an overview of the highlights of our compensation structure, and the fundamental compensation policies and practices we do and do not use.

What We Do

Pay for Performance. We provide alignment between pay and performance by linking a meaningful portion of total compensation to the achievement of multiple operational and strategic goals through our short-term incentive program, as well as rigorous absolute and relative shareholder return goals through performance-based long-term incentive grants.

Balanced Compensation. We balance overall compensation by linking some portions of pay to annual performance goals and some portions (particularly long-term incentive compensation) to multi-year performance goals.

Forward-Looking Long-Term Incentive Compensation Structure. Two-thirds of our long-term incentive compensation structure is based on forward-looking performance over a multi-year performance period.

Double-Trigger Severance Payments. Under our Executive Severance Plan (the “Severance Plan”), a “change in control” by itself is not sufficient to trigger severance payments — it must also be accompanied by a qualifying termination.

Share Ownership Guidelines. We have material share ownership guidelines for our officers and Trustees.

Independent Compensation Consultant. The Compensation Committee retained FW Cook, a nationally recognized compensation consulting firm, to review and provide recommendations regarding our executive compensation program.

What We Don’t Do
No Employment Agreements. The employment agreements with our named executive officers were terminated as of December 31, 2016.

No Guaranteed Annual Salary Increases or Minimum Bonuses. We do not guarantee annual salary increases (salary increases are made only in the discretion of the Compensation Committee), nor do we pay guaranteed minimum bonuses.

No Dividends Paid on Unearned Performance-Based Restricted Shares. Under our current plans, dividends on performance-based restricted shares will not be paid unless and until the shares are earned.

No Excise Tax Gross-Ups. None of our named executive officers are entitled to receive 280G gross-up provisions for severance or other compensation payments.

No Excess Perquisites. We provide no perquisites or other personal benefits to the named executive officers that are not available to all officers of the Company.

Limited Retirement and Benefit Plans. We do not maintain any defined benefit or supplemental retirement plans.

No Repricing Underwater Options and Share Appreciation Rights. We do not allow for repricing or buyouts of underwater options or share appreciation rights.

No Pledging of Our Securities. None of our named executive officers or Trustees are permitted to pledge our common shares for margin or other loans.

No Hedging of Our Securities. Our anti-hedging policy (contained within our Insider Trading Policy) prohibits our Trustees, officers (including our named executive officers) and directors from engaging in the following transactions: (i) hedging or monetization transactions involving our securities; (ii) trading in options, puts, calls or other derivative instruments involving our securities; (iii) short sales of our securities; and (iv) purchasing our securities on margin.

2020 Executive Compensation Program

The Compensation Committee engaged FW Cook, an independent compensation consultant, to review our existing compensation and benefits program, analyze competitive market compensation practices and make recommendations on our 2020 executive compensation program to achieve the objectives described above. Representatives of FW Cook were present at several of the Compensation Committee’s meetings and met with the Compensation Committee in executive session, where no members of management were present.

FW Cook provided the Compensation Committee with multiple market reference points, including compensation data compiled from the proxy statements of a group of 17 REITs with a median equity market capitalization as of April 17, 2020 of $3.97 billion.

As part of its process of designing our compensation programs, the Compensation Committee carefully considered the appropriate market reference points for determining pay competitiveness and determined that the comparative group for benchmarking purposes should represent the marketplace in which we are likely to attract, retain and compete for executive talent. The Compensation Committee faced challenges in determining a comparative peer group, including the fact that market data specific to our self-storage peers is limited to five publicly-traded self-storage companies. The Compensation Committee reviewed and discussed the compensation data compiled by FW Cook. In light of the top talent recruited from different industries, the tenure, caliber and diverse backgrounds of our named executive officers and our desire to retain a superior executive management team, the Compensation Committee considered and established executive compensation levels to reflect these diverse factors.

For our 2020 executive compensation program, our Compensation Committee, taking into consideration the views of FW Cook, used a peer group for compensation benchmarking to account for the Company’s growth and national presence. This peer group is substantially consistent with the peer group of companies originally adopted by the Compensation Committee in May 2018, removing only those companies that were sold and not adding any companies as replacements. When considering the Company’s publicly-traded self-storage peers, the Compensation Committee elected to exclude Public Storage and National Storage Affiliates Trust from the Company’s 2020 peer group because their respective equity market capitalizations were significantly greater (in the case of Public Storage) and smaller (in the case of National Storage Affiliates Trust) than the median equity market capitalization of the selected peer group. Listed below are the companies that comprised our 2020 peer group.

REIT Group Companies (15)

American Campus Communities, Inc. Apartment Investment & Management Co. Apple Hospitality REIT, Inc. Brandywine Realty Trust Brixmor Property Group Inc.	Choice Hotels International, Inc. Corporate Office Properties Trust Extended Stay America, Inc. Highwoods Properties, Inc. Mack-Cali Realty Corporation	Mid-America Apartment Communities, Inc. Sun Communities, Inc. Tanger Factory Outlet Centers, Inc. UDR, Inc. Washington Real Estate Investment Trust

Storage REIT Group Companies (2)

Extra Space Storage Inc.
Life Storage Inc.

The Compensation Committee uses data provided by FW Cook to assess industry practices overall and also to provide comparisons as to individual positions. The Compensation Committee has generally focused on the median of the peer group as an approximate target in setting overall compensation amounts for each named executive officer, though it also applies its own judgment consulting with FW Cook and considering the specific responsibilities and attributes of each of our named executive officers. The ultimate compensation decisions of the Compensation Committee are not mandated by any specific correlation to the peer group, but also reflect the Compensation Committee’s views of competitive practice, individual role and performance, our operating performance and internal equity among our executive management team.

In considering executive compensation decisions, the Compensation Committee also reviews tally sheets prepared for each named executive officer. The tally sheets present the dollar amounts of each component of compensation awarded to the named executive officers, including base salary, annual incentive, accumulated deferred compensation balances, outstanding equity awards, defined contribution retirement plan, potential payments under the Severance Plan for Messrs. Marr, Martin, Keaton and Foster, perquisites and other benefits. The overall purpose of the tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation in certain circumstances so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix), as well as the total amount of compensation.

In light of the more than 93% shareholder vote in support for the Company’s executive compensation program, as reflected in the shareholders’ adoption of an advisory resolution approving executive compensation contained in the 2020 proxy statement, the review of the tally sheets and the information provided by FW Cook, the Compensation Committee concluded that no changes were required to be made to the overall structure of our 2020 executive compensation program. The Compensation Committee considered factors such as the executive’s scope of responsibilities, a market competitive assessment of similar roles at a peer group of real estate companies, the total shareholder return of the Company, and the performance of the individual named executive officer. In addition, for Mr. Keaton, the Compensation Committee considered Mr. Keaton’s additional duties and responsibilities in his role as the Company’s principal operating officer.  After evaluating the forgoing factors and in consultation with the Compensation Committee’s independent compensation consultant, the Compensation Committee recommended the following compensation adjustments for our named executive officers:

Officer	Year	Salary	Annual Incentive Target	Long Term Incentive Target
Christopher P. Marr	2019	$750,000	130%	$3,000,000
	2020	$775,000	140%	$3,300,000
Timothy M. Martin	2019	$455,000	100%	$800,000
	2020	$465,000	100%	$830,000
Joel D. Keaton	2019	$350,000	85%	$460,000
	2020	$400,000	90%	$500,000
Jeffrey P. Foster	2019	$365,000	85%	$460,000
	2020	$382,000	90%	$475,000

The Compensation Committee determined that the value of long-term incentive compensation will be allocated equally among time-vested options; time-vested restricted share units; and performance-vested restricted share units. The time-vested options and restricted share units will vest one-third on each anniversary of the grant. If and to the extent the performance objectives relating to total shareholder return are achieved, the performance-vested restricted share units will vest, with the value of the vested restricted share units tied to a percentage ranging from 0 to 200% of the targets. The performance-vested restricted share units will cliff vest on the third anniversary of the date of grant, subject to the grantee’s continued service with us and the satisfaction of performance objectives tied to our total shareholder return. The Compensation Committee believes that the structure of our long-term incentive compensation aligns our executives’ performance incentives with the interests of our shareholders.

Compensation Components

Our executive compensation program consists of three principal components: salary, annual incentive compensation and long-term incentive compensation. The design and objective of each component of our 2020 executive compensation are set forth below. Using market data provided by FW Cook combined with our desire to retain a superior executive management team, the Compensation Committee determined what it believed to be the appropriate percentages of salary, annual incentive compensation and long-term incentive compensation components. There is no predefined or preferred weighting among salary, annual incentive compensation and long-term incentive compensation to achieve the goals established by the Compensation Committee. Decisions regarding the components of salary and the salary targets for 2020 were made in the first quarter of 2020.

Component	Design	Objective
Salary	• Provide a base level of cash compensation for annual services; to recognize individual performance; and to retain and motivate executive talent.	• Reflect the experience of our executive management team, as well as new hire / current market rates.

Annual Incentive

•   Annual incentive dependent upon achievement of (i) financial performance (70%), (ii) strategic goals (20%), and (iii) individual performance objectives (10%).

•   Payout ranges from 50% to 200% of target award.

•   Align the executive management team to common goals and objectives.

•   Reflect that the highest priorities for us in 2020 were to maximize financial performance for our shareholders (70% of the annual incentive was targeted to that objective) and grow our portfolio and third-party management platform (20% of the annual incentive was targeted to that objective).

•   Reward (through a portion of this annual incentive) the individual performance of each executive (10% of the annual incentive was targeted to that objective).

•   Create a variable earning opportunity tied to key performance goals.

Long-Term Incentive	• Annual grant values of long-term awards were allocated as follows: (i) 1/3 in stock options, (ii) 1/3 in restricted shares, and (iii) 1/3 in performance units.

•   Emphasize retention and provide leverage opportunities through options.

•   Maintain consistency with general industry practice with a combination of stock options and restricted shares.

•   Emphasize retention and performance and promote alignment with shareholder interests.

•   Align with competitive pay practices among REITs and in the broader U.S. market of mixing time-based restricted shares and performance based awards.

•   Promote shareholder value generation.

•   Align executive compensation with return to shareholders.

Total Cash Compensation

Base Salary. Base salary is the fixed component of pay for our named executive officers and is intended to provide a base level of compensation for the position. In setting base salaries, our Compensation Committee considers the linkage of base salaries to the elements of our compensation that are tied to base salaries such as severance, change in control benefits and annual incentive targets that are computed as a multiple of base salary. Factors considered in determining base salaries included the executive’s scope of responsibilities, a market competitive assessment of similar roles at a peer group of real estate companies and the performance of the individual named executive officer. Any increases to the base salaries of our named executive officers, other than our Chief Executive Officer, are set by the Compensation Committee after discussions with, and recommendations by, our Chief Executive Officer regarding each individual’s accomplishments, areas of strength and opportunities for development. Any increase to the base salary of our Chief Executive Officer is set after each Trustee completes a performance evaluation of the Chief Executive Officer, the results of which are summarized and reviewed by the Chair of the Compensation Committee with Compensation Committee members and with the Chief Executive Officer. In addition, for Mr. Keaton, the Compensation Committee considered Mr. Keaton’s additional duties and responsibilities in his role as the Company’s principal operating officer. After review and discussion, the Compensation Committee set the base salaries for 2020 of our named executive officers as follows:

Officer	Salary	Percentage Increase over Prior Year
C. P. Marr	$775,000	3.3%
T. M. Martin	$465,000	2.2%
J. D. Keaton	$400,000	14.3%
J. P. Foster	$382,000	4.7%

Annual Incentive Compensation. We believe that annual incentive compensation is an important element of executive compensation that enables us to achieve our objectives of attracting and retaining executive talent, encouraging superior individual performance, and more importantly, achieving our corporate goals and objectives. In making annual incentive compensation decisions, the Compensation Committee approved a targeted cash annual incentive opportunity for each named executive officer that correlated to specific performance achievements. Annual incentive compensation for 2020 was comprised of four elements — financial performance, measured by funds from operations, as adjusted (“FFO”) (weighted at 40%), same store revenue growth (weighted at 20%) and same store expense growth (weighted at 10%); achievement of strategic goals consisting of external growth, as measured by investment acquisitions (weighted at 10%) and the growth in the third-party management platform (weighted at 10%), and achievement of individual goals (weighted at 10%).

In February 2020 the Compenation Committee approved the financial performance, strategic, and individual performance goals to be set as follows: threshold 50%; target 100%; and maximum 200%.

With respect to our annual incentive compensation, the Compensation Committee approved the goals in February 2020. No changes to our 2020 incentive compensation goals were made by the Compensation Committee as a result of COVID-19. Discussed below is a comparison of the targeted incentive compensation goals established by the Compensation Committee compared with our actual 2020 performance.

Funds from Operations (40%): Our target, minimum, and maximum FFO per share goals, as adjusted, were $1.70, $1.64, and $1.76 respectively. Achieved FFO per share was $1.72. Accordingly, we achieved 133.3% of the FFO component of our 2020 annual incentive compensation plan.

Same Store Revenue (20%): Our target, minimum, and maximum same store revenue growth goals were 1.1%, 0.3%, and 1.9%, respectively. We achieved 0.8% growth in the same store revenue component of our 2020 annual incentive compensation plan. Accordingly, we achieved 81.3% of the Same Store Revenue component of our 2020 annual incentive compensation plan.

Same Store Expense (10%): Our target, minimum, and maximum same store expense growth goals were 5.1%, 6.6%, and 3.6%, respectively. We achieved 2.4% growth in the same store expense component of our 2020 annual incentive compensation plan. Accordingly, we achieved 200% of the Same Store Expense component of our 2020 annual incentive compensation plan.

Investments in Acquisitions (10%): Our target, minimum, and maximum goals for the acquisition of storage properties were $100 million, $50 million, and $200 million respectively. This goal excluded the Storage Deluxe transaction. We achieved $195.9M in acquisitions during 2020. Accordingly, we achieved 195.9% of the investments in acquisitions component of our 2020 annual incentive compensation plan.

Growth in Third-Party Management Platform (10%): Our target, minimum, and maximum goals for third-party management contracts added to the platform were 160, 100, and 220, respectively. We added 168 third-party management contracts during 2020. Accordingly, we achieved 113.3% of the growth in third-party stores component of our 2020 annual incentive compensation plan.

Individual Goals (10%): Individual goals include a subjective assessment of management’s performance. The Compensation Committee determined that each of our Named Executive Officers achieved 200% of their respective individual goals.

Specific individual goals for Mr. Marr in 2020 consisted primarily of enhancing strategic discussion at quarterly board meetings through the establishment of an agenda and providing relevant supporting materials to discuss a core strategic objective at each quarterly Board meeting; developing a leadership development program for Company officers and high potential teammates through collaboration with the Company’s human resources team to refine and implement a leadership competency assessment; developing the CubeSmart Story to provide a foundation of the Company for newly on-boarded Company teammates; formulate a crisis management strategy with the Company’s human resources and communications teams; and supporting Mr. Marr’s direct reports in achieving their personal and departmental goals and objectives. In addition, the Compensation Committee recognized the unanticipated projects and initiatives brought on by the COVID-19 pandemic, including the implementation of contactless rentals, transitioning the corporate workforce to a remote work environment and maintaining full employment for the Company’s store workforce.

Specific individual goals for Mr. Martin in 2020 consisted primarily of evaluating the opportunity to access the bond market to reduce line borrowings, fund external growth and prepay 2022 bond maturities; evaluating the reporting structure and approach to the investor relations function; negotiate and analyze the Storage Deluxe transaction; and assisting the accounting, tax, finance, investor relations, investments and third-party management groups in achieving their respective 2020 objectives. In addition, the Compensation Committee recognized the unanticipated projects and initiatives brought on by the COVID-19 pandemic, including the implementation of contactless rentals, transitioning the corporate workforce to a remote work environment and maintaining full employment for the Company’s store workforce.

Specific individual goals for Mr. Keaton in 2020 consisted primarily of implementing meaningful enhancements to the Company’s revenue management system; ensuring the launch and implementation of a newly redesigned public website; forming and coordinating a committee to review and evaluate expense controls at the Company’s stores; improving the functionality of the Company’s point of sale system; developing and launching a customer-facing mobile application; and assisting the store operations, information technology, revenue management, marketing and sales center functions in achieving their 2020 goals. In addition, the Compensation Committee recognized the unanticipated projects and initiatives brought on by the COVID-19 pandemic, including the implementation of contactless rentals, transitioning the corporate workforce to a remote work environment and maintaining full employment for the Company’s store workforce.

Specific individual goals for Mr. Foster in 2020 consisted primarily of developing and implementing an electronic contract management process for the Company’s service contracts; collaborating with the Company’s IT, operations and training teams on the launch of the Company’s next generation self-storage lease platform and customer property protection program; collaborating with the risk management team to develop and launched a new risk management information system; and assisting the risk management, compliance and legal functions in achieving their 2020 goals. In addition, the Compensation Committee recognized the unanticipated projects and initiatives brought on by the COVID-19 pandemic, including the implementation of contactless rentals, transitioning the corporate workforce to a remote work environment and maintaining full employment for the Company’s store workforce.

The target award for total annual incentive compensation was a percentage of the 2020 base salary for each named executive officer as follows: Mr. Marr, 140%; Mr. Martin, 100%; Mr. Keaton, 90%; and Mr. Foster, 90%. Performance above and below targeted levels results in a pro-rated award of 50% of target for threshold performance and 200% of target for maximum performance. The table below lists the potential payouts at threshold, target and maximum performance, and the actual annual incentive compensation paid under each component as a result of 2020 performance.

	2020 Annual	Target Annual Incentive Opportunity	Funds from Operation (40% of Target Opportunity)				Same Store Revenue Growth (20% of Target Opportunity)				Strategic Store Expense Growth (10% of Target Opportunity)
Officer	Base Salary ($)	as % of Salary	Threshold ($)	Target ($)	Max ($)	Actual Payout ($)	Threshold ($)	Target ($)	Max ($)	Actual Payout ($)	Threshold ($)	Target ($)	Max ($)	Actual Payout ($)
C. P. Marr	775,000	140%	217,000	434,000	868,000	578,667	106,500	217,500	434,000	176,313	54,250	108,500	217,000	217,000
T. M. Martin	465,000	100%	93,000	186,000	372,000	248,000	46,500	93,000	186,000	75,563	23,250	46,500	93,000	93,000
J. D. Keaton	400,000	90%	72,000	144,000	288,000	192,000	36,000	72,000	144,000	58,500	18,000	36,000	72,000	72,000
J. P. Foster	382,000	90%	68,760	137,520	275,040	183,360	34,380	68,760	137,520	55,868	17,190	34,380	68,760	68,760

	2020 Annual	Target Annual Incentive Opportunity	Strategic Goals – Third-Party Growth (10% of Target Opportunity)				Strategic Goals – Investments (10% of Target Opportunity)
	Base Salary	as % of	Threshold	Target	Max	Actual Payout	Threshold	Target	Max	Actual Payout
Officer	($)	Salary	($)	($)	($)	($)	($)	($)	($)	($)
C. P. Marr	775,000	140%	54,250	108,500	217,000	122,965	54,250	108,500	217,000	212,552
T. M. Martin	465,000	100%	23,250	46,500	93,000	52,699	23,250	46,500	93,000	91,094
J. D. Keaton	400,000	90%	18,000	36,000	72,000	40,800	18,000	36,000	72,000	70,524
J. P. Foster	382,000	90%	17,190	34,380	68,760	38,964	17,190	34,380	68,760	67,350

	2020 Annual	Target Annual Incentive Opportunity	Individual Goals (10% of Target Opportunity)
	Base Salary	as % of	Threshold	Target	Max	Actual Payout
Officer	($)	Salary	($)	($)	($)	($)	Total ($)
C. P. Marr	775,000	140%	54,250	108,500	217,000	217,000	1,524,497
T. M. Martin	465,000	100%	23,250	46,500	93,000	93,000	653,356
J. D. Keaton	400,000	90%	18,000	36,000	72,000	72,000	505,824
J. P. Foster	382,000	90%	17,190	34,380	68,760	68,760	483,062

Equity Compensation

Long-Term Incentive Compensation. Our long-term incentive compensation is comprised of three components: non-qualified stock options, time-vested restricted shares (“restricted shares”) and performance-vested restricted share units (“performance units”). We believe that long-term incentive compensation is an important element in providing competitive compensation and, because such awards have a basis in our common shares, helps to ensure that named executive officers maintain an ongoing personal stake in the achievement of superior corporate performance. In January 2020, the Compensation Committee awarded a target grant level for long-term incentive compensation for each named executive officer as follows:

C. P. Marr	$3,300,000
T. M. Martin	$830,000
J. D. Keaton	$500,000
J. P. Foster	$475,000

The foregoing amounts were established based on achievement of corporate goals and objectives, individual performance, and for the additional reasons discussed under “2020 Executive Compensation Program.” Long-term incentive compensation awards were allocated (by value) one-third to non-qualified stock options; one-third to restricted shares and one-third to performance units. For each of our named executive officers, the Compensation Committee determined that an equal allocation (by value) of long-term incentive compensation among stock options, restricted shares and performance units achieved the appropriate balance of performance-based long-term incentive compensation with the stability provided by time-vested equity awards. The actual number of restricted shares, performance units and non-qualified stock options received by each of our named executive officers in 2020 as a result of the long-term incentive award is set forth below under “Executive Compensation — Grants of Plan-Based Awards” table.

Non-Qualified Stock Options — The stock options vest ratably over three years beginning on the first anniversary of the date of grant. The stock options have a term of 10 years and an exercise price equal to the closing price of our common shares on the date of grant.

Restricted Shares — Each restricted share has a value equal to the closing price of our common shares on the date of grant. Like the stock options, the restricted shares vest ratably over three years beginning on the first anniversary of the date of grant. Dividends are paid on restricted shares prior to vesting, which is consistent with the competitive practices among REITs and recognizes the competitive orientation of the awards. Unvested restricted shares are subject to forfeiture if the executive’s service terminates prior to the vesting date for any reason other than good reason, disability, death or a change in control.

Performance Units — We granted performance units, which represent the right to earn common shares, to our named executive officers in January 2020. The number of common shares, if any, deliverable to award recipients depends on our performance, based on total shareholder return (measured by reference to the change in our share price plus dividends) over the applicable measurement period compared to the total shareholder return for a peer group consisting of all equity real estate investment trusts over the same measurement period. The measurement period for the performance units awarded to our named executive officers in January 2020 runs from January 1, 2020 until December 31, 2022. Dividends accrue (in the form of additional performance units) with respect to performance units, prior to vesting. Unvested performance u2nits are subject to forfeiture if the executive’s service terminates prior to the end of the applicable measurement period for any reason other than good reason, disability, death or a change in control, or if and to the extent the applicable performance conditions are not satisfied as of the end of the measurement period.

2021 Compensation Actions

The Company’s peer group was formulated with input from FW Cook in May 2018 and reflected executive compensation from real estate companies with a reasonable match to the Company’s business content, size and positioning and two self-storage peers. Our Compensation Committee, taking into consideration the views of FW Cook, updated the peer group to be used in our executive compensation program for 2021 to reflect any mergers within the peer group companies. Listed below are the companies that comprise our peer group for purposes of 2021 compensation.

REIT Group Companies (15)

American Campus Communities, Inc. Apartment Investment & Management Co. Apple Hospitality REIT, Inc. Brandywine Realty Trust Brixmor Property Group Inc.	Choice Hotels International, Inc. Corporate Office Properties Trust Extended Stay America, Inc. Highwoods Properties, Inc. Mack-Cali Realty Corporation	Mid-America Apartment Communities, Inc. Sun Communities, Inc. Tanger Factory Outlet Centers UDR, Inc. Washington Real Estate Investment Trust

Storage REIT Group Companies (2)

Extra Space Storage Inc. Life Storage Inc.

The Compensation Committee, after reviewing compensation data from the Company’s peer group prepared by FW Cook determined that competitive adjustments should be made to the compensation components of our named executive officers. The compensation adjustments are designed to keep the Company’s executive compensation program within the marketplace for executive talent, to reflect the growth of the Company and to reflect the performance and responsibilities of our named executive officers. The table below sets forth the base and target compensation levels for 2020 and 2021 for each component of the Company’s executive compensation program.

Officer	Year	Salary	Annual Incentive Target	Long Term Incentive Target(1)
Christopher P. Marr	2020	$775,000	140%	$3,300,000
	2021	$800,000	150%	$4,100,000
Timothy M. Martin	2020	$465,000	100%	$830,000
	2021	$480,000	100%	$1,040,000
Joel D. Keaton	2020	$400,000	90%	$500,000
	2021	$425,000	90%	$600,000
Jeffrey P. Foster	2020	$382,000	90%	$475,000
	2021	$415,000	90%	$490,000

(1)	The Compensation Committee awarded a target grant level for long-term compensation for each named executive officer on January 1, 2021. Long-term incentive compensation awards were allocated (by value) one-third to non-qualified stock options; one-third to time-based restricted shares, and one-third to performance units.

Other Compensation Elements

Deferred Compensation Benefits. In December 2006, the Compensation Committee approved the CubeSmart Executive Deferred Compensation Plan (amended in December 2008 in order to bring such plan into compliance with Section 409A of the Code), which permits employees with the title of vice president or above, including our named executive officers, to defer receipt of all or a portion of their salary and annual incentive and have that deferred compensation credited to accounts until distributed in accordance with the Plan and their elections. Under the Executive Deferred Compensation Plan, we credit to each participant’s account a matching deferred compensation amount that is equal to the difference between the total matching contribution we would have made under our 401(k) plan without regard to the limits imposed by the Code and the actual matching contribution that we make under the 401(k) plan.

Perquisites and Personal Benefits. We do not provide any significant perquisites to our named executive officers. During 2020 and consistent with Company benefit plans applicable to all employees, we provided the use of a company car, life insurance equal to the lesser of the named executive officer’s base salary or $500,000, and executive medical coverage to each of our named executive officers. In addition, the Company arranged for long-term disability insurance coverage for each of our named executive officers, the premium for which is paid entirely by each of our named executive officers. While these benefits were not tied to any formal performance criteria, they were intended to serve as part of a competitive total compensation program.

Additional Compensation Principles

Policy on Grants of Equity Awards. The Board of Trustees adopted a Policy Statement on the Grant of Equity Awards (the “Equity Grant Policy”) to ensure compliance with securities, tax and accounting rules and regulations, and adherence to current corporate governance practices in granting equity-based compensation. The Equity Grant Policy provides that the Board of Trustees has sole authority to approve equity awards to our Trustees and our named executive officers. The Equity Grant Policy further provides that the grant date shall be no earlier than the date of the meeting at which the award is approved by the Board or the Compensation Committee, as the case may be. With respect to new hires, the date of the award shall be the later of the first date of employment of such person or the date approval for the grant is obtained from the Board or the Compensation Committee, if required. Under no circumstances will the grant date for any equity award be any earlier than the date on which action is taken to approve such award. The exercise price of option awards shall be the closing price for our common shares on the NYSE on the date of grant. As a part of the Equity Grant Policy, the Board of Trustees delegated authority to Mr. Marr to make one-time grants of equity-based awards to non-executive new hires and internally promoted employees in an amount not to exceed the equivalent of $100,000, and Mr. Marr must make regular reports to the Compensation Committee regarding awards granted pursuant to this authority. We believe this delegation of authority facilitates improved efficiency in recruiting and retaining key non-executive employees.

Share Ownership Guidelines. We maintain share ownership guidelines for all of our officers to ensure that each Company officer maintains a material personal financial stake in the Company and to promote strong alignment between the interests of management and our shareholders. We expect each Company officer to acquire, within five years of his or her appointment, and thereafter to maintain ownership of, common shares having a market value equal to: five times annual base salary for the President and Chief Executive Officer; three times annual base salary for the Chief Financial Officer, Chief Operating Officer, and Chief Legal Officer; 1.75 times annual base salary for all Senior Vice Presidents; and 0.75 times annual base salary for all other officers. The Board of Trustees annually reviews progress toward achieving these ownership levels for the named executive officers. In February 2020, the Board of Trustees reviewed achievement levels and determined that each of our named executive officers met or exceeded the applicable ownership levels.

Compensation Recovery. We have not adopted a policy that provides for recovery of a cash compensatory award if a performance measure used to calculate a cash award is subsequently adjusted in a manner that would have reduced the size of the award. If we were to experience such an adjustment, our Compensation Committee would assess the circumstances relating to the adjustment and take such action as it believes to be appropriate, including, potentially, an action to recover the excess portion of the award. The Compensation Committee intends to adopt a cash compensatory award recovery policy promptly following the adoption of regulations by the SEC governing such recovery policies. In 2014, the Compensation Committee adopted the following policy to recover any equity-based compensatory award:

If it is determined by our Board that [Recipient’s] gross negligence, intentional misconduct or fraud caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any Shares delivered to [Recipient] pursuant to this Agreement or to effect the cancellation of unvested Shares.

Hedging and Pledging Limitations. Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls and other derivative instruments related to our shares. They are also prohibited from pledging Company securities.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2020:

•	The median of the annual total compensation of all employees of our company (other than our CEO), was $29,637; and the annual total compensation of Mr. Marr, our Chief Executive Officer was $5,968,975.

•	Based on this information for 2020, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is 201 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and Chief Executive Officer:

•	As of December 31, 2020, our employee population used for this calculation consisted of 3,037 employees, including any full-time, part-time, temporary or seasonal employees employed on that date.

•	To find the median of the annual total compensation of our employees (other than our Chief Executive Officer), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2020. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2020, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $29,637. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table appearing on page 27 of this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

RISK GUIDELINES

The structure of our compensation policies and practices is designed to discourage our executives from engaging in unnecessary and excessive risk taking. Our compensation policies and practices are centrally designed and administered and are substantially similar throughout the Company and among all levels of employees. Key components of our compensation policies and practices include base salary, performance-based compensation, employee benefit and welfare programs, and retirement plans. Executive attention is to be focused on key strategic, operational and long-term financial measures. In addition, the Compensation Committee considers the annual and progressive achievement of personal goals of each named executive officer, including leadership, scope of responsibilities and experience. By focusing on the long-term achievement of corporate and personal goals, we discourage our employees from engaging in unnecessary and excessive risk taking. We maintain strong internal financial controls and use effective management processes for developing strategic and annual operating plans and employee development programs. As a result of our compensation policies and practices, we have concluded that we are not encouraging or creating risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

The following tables and narrative summarize the compensation for the years ended December 31, 2018, 2019 and 2020 paid to or earned by our President and Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer and our Chief Legal Officer.

Summary Compensation Table

Officer and Position	Year	Salary ($)	Bonus ($)	Share Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
C. P. Marr	2020	$775,000	—	$2,200,008	$1,099,998	$1,524,497	$369,472	$5,968,975
President and Chief	2019	$750,000	—	$1,999,993	$999,998	$1,349,231	$258,377	$5,357,599
Executive Officer	2018	$715,000	—	$1,333,328	$666,666	$1,233,375	$193,857	$4,142,226

T. M. Martin	2020	$465,000	—	$553,325	$276,667	$653,356	$160,777	$2,109,125
Chief Financial	2019	$455,000	—	$533,356	$266,668	$629,641	$122,267	$2,006,932
Officer and Treasurer	2018	$430,000	—	$449,976	$225,002	$534,060	$103,997	$1,743,035

J.D. Keaton (3)	2020	$400,000	—	$333,306	$166,665	$505,824	$83,859	$1,489,654
Chief Operating Officer	2019	$350,000	—	$306,637	$153,333	$391,978	$62,033	$1,263,981

J. P. Foster	2020	$382,000	—	$316,671	$158,332	$483,062	$106,737	$1,446,802
Chief Legal	2019	$365,000	—	$306,637	$153,333	$429,332	$99,896	$1,354,198
Officer and Secretary	2018	$345,000	—	$283,339	$141,667	$376,740	$85,278	$1,232,024

(1)	The amounts reported in the Share Awards and Option Awards columns represent the grant date fair value of restricted shares, performance units and option awards granted to the named executive officers under our equity incentive plans. Such amounts were calculated in accordance with the provisions of FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 16, “Share-Based Compensation Plans,” in the Notes to Consolidated Financial Statements included in our most recent Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 26, 2021 for the relevant assumptions used to determine the grant date fair value of our share and option awards. The value of each of the awards granted to the named executive officers in 2020 is listed in the table captioned “Grants of Plan-Based Awards.”

(2)	The amounts reported in the All Other Compensation column represent, for each named executive officer, the sum of (a) the aggregate incremental cost to us of all perquisites and other personal benefits, including personal use of a company car and executive medical insurance; (b) the amounts contributed by us to the CubeSmart, L.P. 401(k) Retirement Savings Plan; (c) the amounts contributed by us to the CubeSmart Executive Deferred Compensation Plan; and (d) the dollar value of dividends on unvested restricted shares. The aggregate incremental cost to us to provide a company car is based on the actual lease cost incurred for the automobile provided to each of the named executive officers plus expenses for fuel, maintenance and insurance. In calculating the reported amounts, we disregarded business usage and assumed 100 percent personal usage. The aggregate incremental cost of executive medical insurance is based on the difference between the actual premiums we paid for executive medical insurance for the named executive officers and the actual average cost we incurred in providing family medical coverage for our general employee population. Listed in the table below are the dollar values of the amounts reported in this column for 2020.

(3)	Mr. Keaton was appointed our principal operating officer on November 5, 2019, at which point he became an executive officer.

Officer	Company Car	Executive Medical Insurance	Company Match in 401(k) Plan	Company Match in Executive Deferred Compensation Plan	Dividends on Unvested/ Deferred Restricted Shares/Units	Long-Term Disability Insurance
C. P. Marr	$18,960	$26,676	$7,550	$56,772	$254,748	$4,766
T. M. Martin	$20,202	$26,676	$4,550	$26,852	$78,753	$3,744
J. D. Keaton	$16,601	$26,676	$7,550	$12,555	$16,274	$4,203
J. P. Foster	$6,818	$26,676	$7,550	$15,780	$45,898	$4,015

Grants of Plan-Based Awards

The following table and narrative provide information about plan-based awards granted during 2020 to the named executive officers. These awards consist of restricted shares, performance units and options.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($) (1)			All Other Share Awards:	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Share and Option
Officer	Grant Type	Grant Date	Threshold	Target	Max	Number of Shares (#)	Underlying Options (#)	Awards ($/Sh)	Awards ($) (2)
C. P. Marr	Annual Restricted Shares	1/1/2020	$542,500	$1,085,000	$2,170,000	34,943			$1,100,007
	Performance Units	1/1/2020				27,221			$1,100,001
	Options	1/1/2020					300,546	$31.48	$1,099,998

T. M. Martin	Annual Restricted Shares	1/1/2020	$232,500	$465,000	$930,000	8,789			$276,678
	Performance Units	1/1/2020				6,846			$276,647
	Options	1/1/2020					75,592	$31.48	$276,667

J. D. Keaton	Annual Restricted Shares	1/1/2020	$180,000	$360,000	$720,000	5,294			$166,655
	Performance Units	1/1/2020				4,124			$166,651
	Options	1/1/2020					45,537	$31.48	$166,665

J. P. Foster	Annual Restricted Shares	1/1/2020	$171,900	$343,800	$687,600	5,030			$158,345
	Performance Units	1/1/2020				3,918			$158,326
	Options	1/1/2020					43,260	$31.48	$158,332

(1)	Listed in these columns are the amounts that could have been paid at each stated level of performance for the annual incentive compensation under our 2020 Executive Compensation Program. For a detailed description of the annual incentive awards see “Total Cash Compensation — Annual Incentive Compensation” in the section of this proxy statement entitled “Compensation Discussion and Analysis.” The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum” column represents the maximum payment possible. See the “Summary Compensation Table” for the actual amounts paid to each named executive officer for the 2020 annual incentive compensation.

(2)	This column reflects the grant date fair value of the equity awards in accordance with FASB ASC Topic 718, but excludes forfeiture assumptions related to service-based vesting conditions in accordance with SEC rules.

Each performance unit represents the right to earn common shares. The number of common shares, if any, actually issued to our named executive officers pursuant to performance unit awards will depend on our total shareholder return (measured by reference to the change in our share price plus dividends) during the measurement period that began on January 1, 2020 and that ends on December 31, 2022 as compared to the total shareholder return of a peer group consisting of all equity real estate investment trusts, subject to satisfaction by the recipient of the vesting conditions in the applicable award agreement (including continued service through the measurement period). The number of performance units credited to award recipients’ accounts will be increased on account of dividends paid during the measurement period based on the closing price per common share on the measurement date. At the end of the measurement period, the number of base units then represented by the performance units will be converted into common shares, provided that our total shareholder return ranking among a peer group consisting of all equity real estate investment trusts is at or above the 25th percentile. If our ranking is below the 25th percentile, then the conversion factor will be zero, no common shares will be paid and the performance units will lapse. At any ranking at or above the 25th percentile and up to and including the 50th percentile, the multiplier will be determined through a straight-line interpolation and the conversion factor would be between 50% and 100%. At any ranking above the 50th percentile and below the 75th percentile, the multiplier will be determined through a straight-line interpolation and the conversion factor would be between 100% and 200%. At any ranking at or above the 75th percentile, the multiplier is fixed at two (2). Thus, if our ranking places us at or above the 75th percentile, the payment will be based on the product of the award recipient’s base units multiplied by two.

The named executive officers are not entitled to vote common shares issuable under performance units prior to issuance of the shares upon vesting of the units.

The awards of restricted shares, performance units and options listed in the table above were made under the 2007 Equity Incentive Plan. For further information on these awards, please refer to the discussion above under “Compensation Discussion and Analysis — Equity Compensation.” Each of the named executive officer’s right to the equity incentive awards listed in the table above vests upon termination of his employment under circumstances specified in the Severance Plan. For information on the material terms of the Severance Plan for Messrs. Marr, Martin, Keaton and Foster or for a further discussion of the circumstances upon which vesting of awards is accelerated, see the discussion below under “Severance Plan and Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2020

The following table reports outstanding equity awards held by the named executive officers at December 31, 2020. The right of each named executive officer to the equity awards listed in this table shall become fully vested in the event of termination of employment in certain circumstances. For a further discussion of the circumstances upon which vesting of awards is accelerated, see the discussion under the section headed “Payments Upon Termination or Change in Control.”

		Option Awards					Share Awards
Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares That Have Not Vested (#) (2)	Market Value of Shares That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (1)
C. P. Marr
	1/1/2020	—	300,546	$31.48	12/31/2029	1/1/2020	34,943	$1,174,434	27,221	$914,898
	1/1/2019	52,493	104,987	$28.69	12/31/2028	1/1/2019	23,236	$780,962	26,781	$900,109
	1/23/2018	71,454	35,727	$27.78	1/22/2028	1/23/2018	7,999	$268,846	18,570	$624,138
	1/23/2017	108,932	—	$26.30	1/22/2027
	1/22/2016	87,604	—	$30.32	1/21/2026
	1/23/2015	74,906	—	$25.00	1/22/2025
	1/24/2014	58,005	—	$15.67	1/23/2024
	1/25/2013	50,623	—	$14.84	1/24/2023
	1/25/2012	46,769	—	$11.36	1/24/2022

T. M. Martin
	1/1/2020	—	75,592	$31.48	12/31/2029	1/1/2020	8,789	$295,298	6,846	$230,094
	1/1/2019	13,998	27,997	$28.69	12/31/2028	1/1/2019	6,196	$208,248	7,142	$240,043
	1/23/2018	24,116	12,058	$27.78	1/22/2028	1/23/2018	2,699	$90,713	6,267	$210,634
	1/23/2017	36,765	—	$26.30	1/22/2027
	1/22/2016	29,566	—	$30.32	1/21/2026
	1/23/2015	30,765	—	$25.00	1/22/2025
	1/24/2014	42,537	—	$15.67	1/23/2024
	1/25/2013	33,100	—	$14.84	1/24/2023
	1/25/2012	34,014	—	$11.36	1/24/2022

Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares That Have Not Vested (#) (2)	Market Value of Shares That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (1)
J. D. Keaton
	1/1/2020	—	45,537	$31.48	12/31/2029	1/1/2020	5,294	$177,931	4,124	$138,608
	1/1/2019	8,049	16,098	$28.69	12/31/2028	1/1/2019	3,562	$119,719	4,106	$138,003
	1/23/2018	15,541	7,771	$27.78	1/22/2028	1/23/2018	1,740	$58,481	4,039	$135,751
	1/23/2017	20,969	—	$26.30	1/22/2027
	1/22/2016	13,141	—	$30.32	1/21/2026
	1/23/2015	8,026	—	$25.00	1/22/2025
	1/24/2014	10,054	—	$15.67	1/23/2024
	1/25/2013	5,078	—	$14.84	1/24/2023

J. P. Foster	1/1/2020	—	43,360	$31.48	12/31/2029	1/1/2020	5,030	$169,058	3,918	$131,684
	1/1/2019	8,049	16,098	$28.69	12/31/2028	1/1/2019	3,562	$119,719	4,106	$138,003
	1/23/2018	15,184	7,592	$27.78	1/22/2028	1/23/2018	1,700	$57,137	3,946	$132,625
	1/23/2017	23,148	—	$26.30	1/22/2027
	1/22/2016	18,616	—	$30.32	1/21/2026
	1/23/2015	22,739	—	$25.00	1/22/2025
	1/24/2014	32,869	—	$15.67	1/23/2024
	1/25/2013	23,364	—	$14.84	1/24/2023

(1)	The market value is based on the closing price of our common shares of $33.61 on December 31, 2020.
(2)	Unvested time-based restricted shares.
(3)	Unvested performance-based restricted units.

Option Exercises and Shares Vested for 2020

The following table reports for each named executive officer the value realized upon vesting of share awards and option exercises in the year ended December 31, 2020.

	Share Awards		Option Awards
Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
C. P. Marr	63,965	$2,014,112	—	$—
T. M. Martin	20,766	$653,880	—	$—
J. D. Keaton	12,057	$379,655	—	$—
J. P. Foster	12,905	$406,354	25,510	$554,475

Nonqualified Deferred Compensation for 2020

Our named executive officers are eligible to participate in the CubeSmart Executive Deferred Compensation Plan. The following table and narrative provide a description of the plan and information on compensation, if any, each of the named executive officers deferred during 2020, the aggregate earnings on the deferred compensation and the aggregate balance at December 31, 2020.

Officer	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY	Aggregate Balance at Last FY ($) (2)
C. P. Marr	$269,846	$56,772	$1,005,971	—	$6,256,588
T. M. Martin	$320,536	$26,852	$527,424	—	$3,660,512
J. D. Keaton	$240,692	$12,555	$55,154	—	$423,885
J. P. Foster	$71,642	$15,780	$215,632	—	$1,499,462

(1)	All of the amounts listed in the “Executive Contributions in Last FY” column are reflected in the “Salary” column for 2020 of the table captioned “Summary Compensation Table.” All of the amounts listed in the “Company Contributions in Last FY” column are reflected in the “All Other Compensation” column for 2020 of the table captioned “Summary Compensation Table.”

(2)	The aggregate balance for certain Named Executive Officers includes certain amounts reflected in the “Salary” column and the “All Other Compensation” column of the table captioned “Summary Compensation Table” above. For Mr. Marr, $269,846 was reflected in the “Salary” column and $56,772 was reflected in the “All Other Compensation” column. For Mr. Martin, $320,536 was reflected in the “Salary” column and $26,852 was reflected in the “All Other Compensation” column. For Mr. Keaton, $240,692 was reflected in the “Salary” column and $12,555 was reflected in the “All Other Compensation” column. For Mr. Foster, $71,642 was reflected in the “Salary” column and $15,780 was reflected in the “All Other Compensation” column.

Compensation Eligible for Deferral; Company Contributions. Effective January 1, 2007, the named executive officers became eligible to participate in the CubeSmart Executive Deferred Compensation Plan. Under the plan, the named executive officers can defer all or a portion of salary and/or bonus (including annual incentives) and have such amounts credited to a retirement distribution account and/or separate in-service distribution accounts. We will provide a matching deferred compensation amount that is equal to the difference between the total matching contribution the named executive officer would have received under our 401(k) plan without regard to the limitations imposed pursuant to Sections 402(g), 415 and 417 of the Internal Revenue Code and the actual matching contribution the named executive officer receives under the 401(k) plan, provided the named executive officer has made the maximum elective deferrals to the 401(k) plan. The Compensation Committee may, in its discretion, approve an additional credit to a participant’s account as non-elective deferred compensation.

Investment Earnings. Each distribution account is credited with the returns of the investment options selected by the named executive officers, which include investment options that are available in our 401(k) plan, or such other investment fund(s) as the Compensation Committee may designate from time to time.

Elections and Distributions. Elections to defer compensation must be made no later than the close of the preceding taxable year and are irrevocable as of the first day of the plan year to which it relates, except that (i) in the case of a hardship distribution, the election may be cancelled for the remainder of the plan year, and (ii) a participant who has elected a lump sum distribution from the retirement distribution account may make a subsequent election to delay commencement of payment of such amount for a period of five years from the date such payment would otherwise have been made. In the case of any performance-based compensation for services performed over a period of 12 months, an election to defer must be made no later than six months before the end of the performance period.

Upon retirement, balances in the retirement distribution account will be made in a lump sum or in annual installments over five, 10 or 15 years. Upon termination of employment other than retirement (other than on account of death), benefits in the retirement distribution account will be distributed in a lump sum 60 days following separation from service. Distributions from the in-service account will be made in one lump sum or in annual installments over two, three, four or five years, except that participants may not elect distribution of compensation earned in a plan year that is less than two years prior to the plan year elected for distribution. In the event of death prior to commencement of distribution from either the retirement distribution account or the in-service distribution account, benefits under the plan shall be payable to a participant’s beneficiary either in a lump sum or in the manner elected by the participant at the time the deferral election was made.

SEVERANCE PLAN AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE IN CONTROL

The Company’s Severance Plan provides compensation upon termination of employment in certain circumstances. We describe below these circumstances and the payments and benefits required under the Severance Plan.

The Severance Plan provides for certain severance benefits to eligible senior level employees of the Company, which eligible employees are Messrs. Marr, Martin, Keaton and Foster, on account of an involuntary termination, including if we terminate the employee without “cause” (as defined in the Severance Plan) or on account of the employee’s disability, a termination by the employee for “good reason” (as defined in the Severance Plan), or a termination on account of the employee’s death.

If we terminate the employee without cause, or the employee terminates for good reason, prior to the date that is three months prior to a “change of control” (as defined in our Amended and Restated 2007 Equity Incentive Plan) or later than the date that is two years following a change of control, the terminated employee is entitled to:

•	Accrued but unpaid compensation and benefits through the termination date including (i) accrued but unpaid base salary, (ii) any earned but unpaid annual incentive compensation for the preceding year, (iii) accrued but unused paid time off and (iv) reimbursement of business expenses incurred in accordance with our policy;

•	For Mr. Marr, installment payments in accordance with our normal payroll practices over two years equal to two times the sum of (i) base salary and (ii) average annual incentive earned by Mr. Marr over a period of up to two years preceding the termination of employment, and, for all other participants, installment payments in accordance with our normal payroll practices over 18 months equal to 1.5 times the sum of (i) base salary and (ii) average annual incentive earned by the employee over a period up to two years preceding the termination of employment;

•	Subject to eligibility for, and the employee’s timely election of, continued coverage under our group health plan pursuant to COBRA, reimbursement for premiums paid by the employee (less the portion the employee would have paid for the same coverage had the employee remained an active employee) for up to 18 months, provided that such reimbursements will cease to the extent the employee becomes eligible for benefits under the group health plan of a subsequent employer or eligible for Medicare during the 18-month period;

•	A lump sum pro-rata annual incentive compensation for the year of termination based on actual performance and the number of days that the employee was employed during that year; and

•	The employee’s time-vesting equity awards will continue to vest in accordance with the terms of the applicable equity awards and the employee’s performance-vesting equity awards will vest pro-rata based on actual performance and the number of days that the employee was employed during the performance period.

If we terminate the employee without cause, or the employee terminates for good reason, during the period commencing on the date that is three months prior to a change of control and ending on the date that is two years following a change of control, the terminated employee is entitled to receive the payments and benefits described above, except that (i) Mr. Marr is entitled to three times the sum of (x) base salary and (y) average annual incentive compensation earned by Mr. Marr over a period of up to two years preceding termination of employment, which amount will be paid in a lump sum (rather than installments), (ii) Mr. Martin and all other eligible employees designated as Tier II employees are entitled to two and a half times the sum of the employee’s (x) base salary and (y) average annual incentive compensation earned by the employee over a period of up to two years preceding termination of employment, which will be paid in a lump sum (rather than installments), (iii) Mr. Foster and Mr. Keaton and all other eligible employees designated as Tier III employees are entitled to two times the sum of the employee’s (x) base salary and (y) average annual incentive compensation earned by the employee over a period of up to two years preceding termination of employment, which will be paid in a lump sum (rather than installments), (iv) the healthcare reimbursements described above will continue for up to two years (rather than 18 months), (v) the employee is entitled to an automobile allowance or use of an automobile for 18 months, and (vi) if we are not the surviving company in the change in control, the employee’s outstanding time-vesting equity awards that are assumed or replaced by the surviving corporation will fully accelerate as of the later of the change in control or the date of termination and the employee’s outstanding performance-vesting equity awards that are assumed or replaced by the surviving corporation will vest as of the later of the change in control or the date of termination based on target performance.

If the employee’s involuntary termination is on account of death or disability, the employee will be entitled to (i) a lump sum pro-rata annual incentive compensation for the year of termination based on actual performance and the number of days that the employee was employed during that year and (ii) the employee’s time-vesting equity awards will fully accelerate and the employee’s performance-vesting equity awards will vest in full based on target performance.

In general, our obligation to provide benefits under the Severance Plan in the event of an involuntary termination by the Company without cause or by the employee for good reason is conditioned upon the employee providing a release of claims and complying with applicable non-competition and other post-employment restrictive covenants.

If the payments and benefits otherwise payable to an employee under the Severance Plan would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, then we will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide the employee with a greater net after-tax benefit than would no reduction. In no event shall any payment under the Severance Plan be grossed up for any excise taxes under Section 4999 of the Internal Revenue Code.

Payments Upon Termination or Change in Control Table for 2020

The following table includes an estimate of the potential payments and benefits to which Messrs. Marr, Martin, Keaton and Foster would be entitled under the Severance Plan upon termination of employment in each of the circumstances described above. Except as otherwise set forth above, these payments would be made in a lump sum following termination. In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

•	The date of termination is December 31, 2020 and the closing price of our common shares on that date is $33.61;

•	The annual salary at the time of termination is equal to the base salaries that were in effect as of December 31, 2020 for each executive as follows: C. P. Marr, $775,000; T. M. Martin, $465,000; J. D. Keaton, $400,000 and J. P. Foster $382,000;

•	For purposes of the cash severance payment calculation for Messrs. Marr, Martin, Keaton and Foster, the bonus is equal to the average of the last two years’ annual incentive compensation paid to each of Messrs. Marr, Martin, Keaton and Foster as follows: C. P. Marr, $1,291,303; T. M. Martin, $581,851; J. D. Keaton, $346,559; and J. P. Foster $403,036;

•	The value of restricted shares and performance units that vest upon termination is based on the closing price of our common shares at $33.61 on December 31, 2020;

•	The stock options that vest upon termination are valued at the difference between the strike price of the stock option and the market value of our common shares on December 31, 2020;

•	For purposes of determining the pro-rata annual incentive compensation for the year of termination, it shall equal the target-level annual incentive compensation paid to each of Messrs. Marr, Martin, Keaton and Foster;

•	Four weeks of vacation are unused, accrued and unpaid;

•	There is no unpaid bonus for the prior year;

•	There is no accrued and unpaid salary;

•	There is no unpaid reimbursement for expenses incurred prior to the date of termination;

•	Our cost for continued medical, prescription and dental benefits is constant over the benefit period and is provided for 18 months at a cost of $3,487 per month for Messrs. Marr, Martin, Keaton and Foster; and

•	Our cost for the continued use of an automobile for 18 months is constant over the benefit period and is provided at a cost of $1,500 per month.

Officer	Termination between 3 months prior to, and 2 years after, a Change in Control (1)	Termination before 3 months prior to, or more than 2 years after, a Change in Control	Death or Disability	For Cause; Without Good Reason
C. P. Marr	$12,821,504	$9,818,233	$6,532,827	$59,615
T. M. Martin	$4,690,836	$3,383,576	$1,983,942	$35,769
J. D. Keaton	$2,869,512	$2,388,542	$1,286,626	$30,769
J. P. Foster	$2,904,714	$2,351,406	$1,244,874	$29,385

(1)	Amounts shown in this column represent the amount payable upon the termination of employment on December 31, 2020, if such termination were due to a change in control as set forth in the Severance Plan.

Equity Compensation Plans

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)		(c)
Equity compensation plans approved by shareholders	2,118,090	$26.37	(1)	3,233,009
Equity compensation plans not approved by shareholders	—	—		—
Total	2,118,090	$26.37	(1)	3,233,009

(1)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted share awards.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the amount of common shares beneficially owned and the percentage of ownership by each of our Trustees, each of our named executive officers, and our Trustees and named executive officers as a group. The number of shares and percentage of ownership is based on 200,317,609 common shares outstanding on March 15, 2021. In general, “beneficial ownership” includes those common shares that a Trustee or named executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all the common shares listed opposite his or her name. The address of each person listed below is c/o CubeSmart, 5 Old Lancaster Road, Malvern, Pennsylvania 19355.

Name	Common Shares (1)	Options Currently Exercisable or Exercisable within 60 Days	Percent of Class (2)
Trustees
P. Bussani	52,049	—	*
M. M. Keler	47,292	—	*
J .F. Remondi	61,052	—	*
J. F. Rogatz	41,197	—	*
J. W. Fain	31,555	—	*
D. R. Salzberg	24,330	—	*
D. Dowling	16,493	—	*
Named Executive Officers
C. P. Marr	556,314	729,189	*
T. M. Martin	233,037	296,115	*
J. P. Foster	143,475	174,030	*
J. D. Keaton	48,240	111,857	*
Trustees and Executive Officers as a group (11 persons)	1,255,034	1,311,191	1.28%

*	Less than 1% of the outstanding common shares.

(1)	This column does not include the following phantom shares held by the Trustees and named executive officers in deferred compensation plans of the Company, which are payable in cash after the Trustee or named executive officer ceases service with the Company.

Name	Phantom Shares
C. P. Marr	4,752
T. M. Martin	18,311

(2)	Shares issuable pursuant to the CubeSmart Deferred Trustees Plan and shares issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 15, 2021 are deemed to be outstanding and beneficially owned by the person to whom such shares are issuable for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known by us to be the beneficial owners of more than 5% of our outstanding common shares. Unless otherwise indicated, the following information is as of March 15, 2021 and is based solely upon information set forth in Schedules 13D and 13G filed by such persons with the Securities and Exchange Commission.

Name	Common Shares	Percent of Class
The Vanguard Group, Inc. (1)	27,000,370	13.5%
FMR LLC (2)	18,696,387	9.3%
BlackRock, Inc. (3)	15,404,388	7.7%
PGGM Vermogensbeheer B.V. (4)	10,885,688	5.4%

(1)	Based on information provided by The Vanguard Group- 23-1945930 (“Vanguard”) in a Schedule 13G/A filed with the SEC on February 10, 2021. Vanguard has shared voting power with respect to 533,344 of these shares, sole dispositive power with respect to 26,288,861 of these shares and shared dispositive power with respect to 711,509 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)	Based on information provided by FMR LLC. (“FMR”) in a Schedule 13G filed with the SEC on February 8, 2021. FMR has sole voting power with respect to 6,734,008 of these shares, and sole dispositive power with respect to all of these shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(3)	Based on information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G/A filed with the SEC on January 29, 2021. BlackRock has sole voting power with respect to 14,435,309 of these shares, and sole dispositive power with respect to all of these shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)	Based on information provided by PGGM Vermogensbeheer B.V., acting in its capacity as legal representative of Stichting PGGM Depositary and Bedrijfstakpensioenfonds voor het Schilders-, Afwerkings- en Glaszetbedrijf (“PGGM”) in a Schedule 13G filed with the SEC on December 18, 2020. PGGM has sole voting power with respect to all of these shares and no dispositive power as to any of these shares. The address of PGGM is Noordweg Noord 150, 3704 JG Zeist, The Netherlands.

AUDIT COMMITTEE MATTERS

Audit Committee Report

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of our financial statements. Our management team has the primary responsibility for our consolidated financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. For fiscal year 2020, KPMG LLP, our independent registered public accounting firm, audited the annual consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) prepared by management and expressed an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the year ended December 31, 2020 with management. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of KPMG LLP. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received from KPMG LLP the written disclosures that are required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, provided by KPMG LLP are compatible with maintaining the independence of the independent registered public accounting firm from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Trustees that our audited consolidated financial statements for fiscal year 2020 be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted, The Audit Committee of the Board of Trustees Deborah R. Salzberg (Chair) Jeffrey F. Rogatz John W. Fain John F. Remondi

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Fees Paid to Our Independent Registered Public Accounting Firm

The following table summarizes the fees billed by KPMG LLP for services rendered during, or in connection with, our 2020 and 2019 fiscal years.

	2020	2019
Audit Fees	$855,000	$840,000
Audit-Related Fees (1)	$201,780	$221,780
Tax Fees (2)	$382,350	$410,054
Total	$1,439,130	$1,471,834

(1)	Audit-Related Fees for 2020 and 2019 include fees to review various registration statements and other agreements and for the issuance of comfort letters.

(2)	Tax fees for 2020 and 2019 related to tax compliance and consulting services.

All audit and permissible non-audit services provided by KPMG LLP to us were approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence from us.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to us. Pursuant to the Pre-Approval Policy, which is annually reviewed and reassessed by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chair to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $200,000 (except that, with respect to tax-related services the costs shall not exceed $475,000). The Chair must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (a) the type of services covered by the engagement, (b) the dates the engagement is scheduled to commence and terminate, (c) the estimated fees payable by us pursuant to the engagement, (d) other material terms of the engagement, and (e) such other information as the Audit Committee may request.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021.

The Board of Trustees asks shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by the Bylaws or otherwise, the Board believes ratification by shareholders is a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders. We expect a representative of KPMG LLP to be present at the annual meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required and Recommendation of the Board of Trustees

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal). Abstentions on this proposal are not counted as votes cast and will therefore have no effect on the outcome of the vote on this proposal, and uninstructed shares on this proposal held by a bank or broker may be voted in the discretion of the bank or broker and treated as votes cast.

OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, as well as to vote to recommend, also on an advisory basis, the frequency of such votes on executive compensation. Our shareholders voted at the 2017 annual meeting of shareholders to adopt resolutions recommending that such votes on executive compensation be held on an annual basis. Our Board of Trustees adopted the recommendation of our shareholders to hold annual advisory votes to approve our executive compensation. Accordingly, we are providing this vote as recommended by our shareholders and approved by our Board of Trustees.

As described in detail under the heading “Compensation Discussion and Analysis” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the Board’s commitment to provide executive compensation programs that conform with generally accepted best pay practices and align our executive compensation structure with our shareholders’ interests. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2020 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2021 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosures.”

Approval, by an advisory (non-binding) vote, of our executive compensation requires the affirmative vote of a majority of all votes cast on this proposal. Abstentions and broker non-votes will therefore have no effect on the outcome of the vote on this proposal. Because the say-on-pay vote is advisory, however, it is not binding on the Company, the Compensation Committee or our Board of Trustees. Our Board of Trustees and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER MATTERS

Other Matters to Come Before the 2021 annual meeting

No matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting or any adjournment or postponement thereof, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board of Trustees, or, if no recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2022 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 1, 2021.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal for inclusion in our proxy materials pursuant to Rule 14a-8) must comply with the advance notice provisions and other requirements of Article II, Section 12 of the Bylaws of CubeSmart, which are on file with the SEC and may be obtained from the Secretary of CubeSmart upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2022 annual meeting must be received no earlier than the close of business on December 1, 2021 and no later than the close of business on December 31, 2021.

In addition, such shareholder’s notice must set forth, as to each person whom the shareholder proposes to nominate for election or reelection as a Trustee:

(1)	the name, age, business address and residence address of such person,

(2)	the class and number of shares of beneficial interest of CubeSmart that are beneficially owned or owned of record by such person, the date(s) on which each such security was acquired, and any short interest in any such security (including any opportunity to profit or share in any benefit from any decrease in the price of any such security) held by such person,

(3)	a description of all direct and indirect compensation and other material relationships during the past three years between or among such shareholder or any person associated with such shareholder, on the one hand, and each proposed nominee, and his or her associates, on the other hand, and

(4)	all other information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected);

•	as to any other business that the shareholder proposes to bring before the meeting, a description in reasonable detail of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder (including any anticipated benefit to the shareholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made.

(5)	the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner,

(6)	the class and number of shares of each class of beneficial interest of CubeSmart that are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner, the date(s) on which each such security was acquired, and any short interest in any such security (including any opportunity to profit or share in any benefit from any decrease in the price of any such security) held by such shareholder or any beneficial owner, if any, on whose behalf the proposal is made, (3) a description of any economic interest in or any other right with respect to (including from a third party), any of our shares (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any such securities, including, without limitation, any swaps or other derivative arrangements) held by such shareholder or any beneficial owner on whose behalf the proposal is made,

(7)	a description of any agreements, arrangements or understandings between or among such shareholder or beneficial owner, on the one hand, and any other persons, on the other hand, in connection with the nomination of any person for election as a Trustee,

(8)	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate any person(s) named in its notice or to bring such proper business included in its notice before the annual meeting and whether or not such shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares of beneficial interest required to elect the proposed nominee(s) or approve the proposal(s) included in its notice and/or otherwise to solicit proxies from shareholders in support of the election of the proposed nominee(s) or the proposal, and

(9)	all other information relating to such shareholder that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker or bank has sent one copy of our Annual Report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm or bank and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you if you address your written request to or call CubeSmart, 5 Old Lancaster Road, Malvern, Pennsylvania 19355, Attention: Secretary (telephone number: 610-535-5000). If you are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting our Secretary in the same manner.

* * * *

By Order of the Board of Trustees

Jeffrey P. Foster
Secretary

Malvern, Pennsylvania
March 31, 2021